Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PUTNAM COUNTY SAVINGS BANK,

PUTNAM COUNTY ACQUISITION CORPORATION,

CMS BANCORP, INC.

AND

CMS BANK

DATED AS OF

September 25, 2014

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

ARTICLE I CERTAIN DEFINITIONS		2

1.1	Certain Definitions	2

ARTICLE II THE MERGER AND THE BANK MERGER		9

2.1	The Merger, the Holding Company Merger and the Bank Merger	9

2.2	Effective Time	9

2.3	Certificate of Incorporation and Bylaws of the Surviving Corporation	10

2.4	Directors and Officers of Surviving Corporation	10

2.5	Additional Actions	10

2.6	Effects of the Mergers	10

2.7	Possible Alternative Structures	10

ARTICLE III CONVERSION OF SHARES AND OPTIONS		11

3.1	Merger Consideration	11

3.2	Procedures for Exchange of CMS Bancorp Common Stock and Options	12

3.3	Dissenting Shares	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CMS BANCORP AND CMS BANK		14

4.1	Capital Structure	15

4.2	Organization, Standing and Authority of CMS Bancorp and CMS Bank	15

4.3	Ownership of CMS Bancorp Subsidiaries	16

4.4	Organization, Standing and Authority of CMS Bancorp Subsidiaries	16

4.5	Authorized and Effective Agreement	16

4.6	Securities Documents and Regulatory Reports	18

4.7	Financial Statements	18

4.8	Material Adverse Effect	20

4.9	Environmental Matters	20

4.10	Tax Matters	21

4.11	Legal Proceedings	24

4.12	Compliance with Laws	24

4.13	Certain Information	25

4.14	Employee Benefit Plans	26

4.15	Certain Contracts	29

4.16	Brokers and Finders	31

i

4.17	Insurance	31

4.18	Properties	32

4.19	Labor	32

4.20	Certain Transactions	33

4.21	Fairness Opinion	33

4.22	Loan Portfolio and Investment Securities	33

4.23	Trust Accounts	35

4.24	Required Vote; Inapplicability of Anti-takeover Statutes	35

4.25	Material Interests of Certain Persons	35

4.26	Joint Ventures	35

4.27	Intellectual Property	35

4.28	Off Balance Sheet Transactions	36

4.29	Repurchase Agreements	36

4.30	Electronic Banking Business	36

4.31	Mortgage Banking Business	36

4.32	Repurchase Obligations	37

4.33	Takeover Laws	37

4.34	Disclosures	37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUTNAM		37

5.1	Capital Structure	38

5.2	Organization, Standing and Authority of Putnam	38

5.3	Authorized and Effective Agreement	38

5.4	Financial Statements	40

5.5	Material Adverse Effect	40

5.6	Certain Information	41

5.7	Compliance with Laws	41

5.8	Brokers and Finders	42

5.9	Disclosures	42

5.10	Financial Ability	42

ARTICLE VI COVENANTS OF CMS BANCORP AND CMS BANK		42

6.1	Conduct of Business	42

6.2	Current Information	47

6.3	Access to Properties and Records	48

6.4	Financial and Other Statements	48

6.5	Maintenance of Insurance	49

6.6	Disclosure Supplements	49

6.7	Consents and Approvals of Third Parties	49

6.8	Reasonable Best Efforts	50

6.9	Failure to Fulfill Conditions	50

6.10	Acquisition Proposals	50

6.11	Reserves and Merger-Related Costs	52

6.12	Transaction Expenses of CMS Bancorp and CMS Bank	52

6.13	Termination of the CMS Bancorp 401(k) Plan and CMS Bancorp ESOP	53

6.14	Termination of CMS Bancorp Defined Benefit Plan	53

ARTICLE VII COVENANTS OF PUTNAM		53

7.1	Disclosure Supplements	53

7.2	Consents and Approvals of Third Parties	54

7.3	Reasonable Best Efforts	54

7.4	Failure to Fulfill Conditions	54

7.5	Employees and Employee Benefits	54

7.6	Directors and Officers Indemnification and Insurance	56

7.7	The Acquisition Corporation	57

ARTICLE VIII REGULATORY AND OTHER MATTERS		58

8.1	CMS Bancorp Special Meeting	58

8.2	Proxy Statement	58

8.3	Regulatory Approvals	59

ARTICLE IX CLOSING CONDITIONS		59

9.1	Conditions to Each Party’s Obligations under this Agreement	59

9.2	Conditions to the Obligations of Putnam under this Agreement	60

9.3	Conditions to the Obligations of CMS Bancorp and CMS Bank under this Agreement	61

ARTICLE X THE CLOSING		62

10.1	Time and Place	62

10.2	Deliveries at the Closing	62

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		62

11.1	Termination	62

11.2	Effect of Termination	64

11.3	Amendment, Extension and Waiver	66

ARTICLE XII MISCELLANEOUS		66

12.1	Confidentiality	66

12.2	Public Announcements	66

12.3	Survival	67

12.4	Notices	67

12.5	Parties in Interest	68

12.6	Complete Agreement	68

12.7	Counterparts	68

12.8	Severability	68

12.9	Governing Law	68

12.10	Interpretation	68

12.11	Specific Performance	69

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of September 25, 2014 (this “Agreement”) is by and among PUTNAM COUNTY SAVINGS BANK, a New York-chartered mutual savings bank (“Putnam”), PUTNAM COUNTY ACQUISITION CORPORATION, a Delaware corporation (“Acquisition Corporation”), CMS BANCORP, INC. (“CMS Bancorp”), a Delaware corporation, and CMS BANK (“CMS Bank”), a New York-chartered stock savings bank.

W I T N E S S E T H:

WHEREAS, the Board of Trustees of Putnam and the Boards of Directors of CMS Bancorp and CMS Bank have determined that it is in the best interests of their respective institutions, depositors and other constituencies, and shareholders in the case of CMS Bancorp, to consummate the business combination transaction provided for herein, subject to the terms and conditions set forth herein;

WHEREAS, Putnam will form a wholly-owned subsidiary under Delaware law (the “Acquisition Corporation”);

WHEREAS, the Acquisition Corporation will merge with and into CMS Bancorp, with CMS Bancorp being the surviving entity (the “Surviving Corporation”) (the “Merger”);

WHEREAS, immediately following the consummation of the Merger, the Surviving Corporation will execute a merger agreement, in form and substance substantially similar to that attached hereto as Exhibit A (the “Holding Company Merger Agreement”) pursuant to which the Surviving Corporation will merge with and into Putnam (the “Holding Company Merger”), with Putnam as the Surviving Bank;

WHEREAS, immediately following the consummation of the Merger, Putnam and CMS Bank will enter into a bank merger agreement, in form and substance substantially similar to that attached hereto as Exhibit B (the “Bank Merger Agreement”) pursuant to which CMS Bank will merge with and into Putnam (the “Bank Merger”), with Putnam being the Surviving Bank;

WHEREAS, immediately following the above there will remain one surviving entity, Putnam, continuing its corporate existence as a New York-chartered mutual savings bank;

WHEREAS, as a condition to the willingness of Putnam to enter into this Agreement, each of the directors and executive officers of CMS Bancorp has entered into a Shareholder Agreement, substantially in the form of Exhibit C hereto, dated as of the date hereof, with Putnam (the “Shareholder Agreements”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of common stock of CMS Bancorp owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, including the subsequent execution of the Holding Company Merger Agreement and the Bank Merger Agreement, upon the terms and subject to the conditions set forth in the Shareholder Agreements; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transaction described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Agreement” shall have the meaning set forth in Section 11.1.10 hereof.

“Acquisition Corporation” shall have the meaning set forth in the recitals hereto.

“Acquisition Proposal” shall mean any proposal or offer with respect to any of the following (other than the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement) involving CMS Bancorp or CMS Bank: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge (other than a pledge to the FHLB or the FRB), transfer or other disposition of 25% or more of either of their consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of either of their capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement by CMS Bancorp or CMS Bank to engage in any of the foregoing.

“Acquisition Transaction” shall mean any of the following (other than the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement) involving CMS Bancorp or CMS Bank: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge (other than a pledge to the FHLB or the FRB), transfer or other disposition of 25% or more of either of their consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of either of their capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Affiliate” shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Banking Law” shall mean the Banking Law of New York.

“Bank Merger Agreement” shall have the meaning set forth in the recitals hereto.

“Bank Merger” shall have the meaning set forth in the recitals hereto.

“Bank Regulator” shall mean any federal or state banking regulator that regulates Putnam or CMS Bancorp, or any of their respective Subsidiaries, as the case may be, including but not limited to the FRB, the FDIC and the NYSDFS.

“Business Day” shall mean Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York are authorized or obligated to close.

“CDARS” shall mean the Certificate of Deposit Account Registry Service.

“Certificate” shall mean certificates evidencing shares of CMS Bancorp Common Stock.

“Claim” shall have the meaning set forth in Section 7.6.2 hereof.

“Closing” shall have the meaning set forth in Section 10.1 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“CMS Bancorp Benefits Schedule” shall have the meaning set forth in Section 4.14.11 hereof.

“CMS Bancorp Common Stock” shall mean the common stock, par value $.01 per share, of CMS Bancorp.

“CMS Bancorp Defined Benefit Plan” shall have the meaning set forth in Section 4.14.3 hereof.

“CMS Bancorp Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by CMS Bancorp to Putnam specifically referring to the appropriate Section of this Agreement and describing in reasonable detail the matters contained therein.

“CMS Bancorp Employee Plan(s)” shall have the meaning set forth in Section 4.14.1 hereof.

“CMS Bancorp ERISA Affiliate” shall have the meaning set forth in Section 4.14.3 hereof.

“CMS Bancorp Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of CMS Bancorp as of September 30, 2013 and 2012 and the consolidated statements of operations, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CMS Bancorp for each of the two (2) years ended September 30, 2013 and 2012, and (ii) the unaudited balance sheets and income statements of CMS Bancorp as of the end of each calendar quarter following September 30, 2013.

“CMS Bancorp Pension Plan” shall have the meaning set forth in Section 4.14.4 hereof.

“CMS Bancorp Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of CMS Bancorp, the outstanding amount of which is set forth in Section 4.1 hereof.

“CMS Bancorp Shareholders Meeting” shall have the meaning set forth in Section 8.1 hereof.

“CMS Bancorp Stock Option Plans” shall mean the CMS Bancorp Stock Option Plans, copies of which are set forth in Section 4.1of the CMS Bancorp Disclosure Schedules.

“CMS Bancorp Subsidiaries” shall mean the entities listed in Section 4.3 of the CMS Bancorp Disclosure Schedule (each a “CMS Bancorp Subsidiary”).

“CMS Bancorp Termination Fee” shall have the meaning set forth in Section 11.2.2 hereof.

“CMS Bancorp Welfare Plan” shall have the meaning set forth in Section 4.14.13 hereof.

“CMS Bank Common Stock” shall have the meaning set forth in Section 4.1 hereof.

“COBRA” shall have the meaning set forth in Section 4.14.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 hereof.

“Continuing Employee” shall have the meaning set forth in Section 7.5.1 hereof.

“Costs” shall have the meaning set forth in Section 11.2.3 hereof.

“Dissenting Shares” shall have the meaning set forth in Section 3.3.1 hereof.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.3.1 hereof.

“Effective Date of the Bank Merger” shall mean the date on which the Effective Time of the Bank Merger occurs.

“Effective Date of the Holding Company Merger” shall mean the date on which the Effective Time of the Holding Company Merger occurs.

“Effective Date of the Merger” shall mean the date on which the Effective Time of the Merger occurs.

“Effective Time of the Bank Merger” shall mean the date and time specified pursuant to Section 2.2 hereof.

“Effective Time of the Holding Company Merger” shall mean the date and time specified pursuant to Section 2.2 hereof.

“Effective Time of the Merger” shall mean the date and time specified pursuant to Section 2.2 hereof.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Register and Transfer Company or another registered transfer agent designated by Putnam and reasonably acceptable to CMS Bancorp, which shall act as agent for Putnam in connection with the exchange procedures for converting CMS Bancorp Common Stock into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1 hereof.

“Excluded Shares” shall have the meaning set forth in Section 3.1.2 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York or any successor thereto.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall have the meaning set forth in Section 4.14.2 hereof.

“HOLA” shall mean the Home Owners’ Loan Act of 1933.

“Holding Company Merger” shall have the meaning set forth in the recitals hereto.

“Holding Company Merger Agreement” shall have the meaning set forth in the recitals hereto.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.6.2 hereof.

“Indemnified Parties” shall have the meaning set forth in Section 7.6.2 hereof.

“Intellectual Property” shall have the meaning set forth in Section 4.27 hereof.

“IRS” shall mean the Internal Revenue Service.

“Joint Venture” shall mean any limited partnership, joint venture, corporation, or venture capital investment.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or reasonably should have been known, by any one of the executive officers, directors, or trustees of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by that Person.

“Loan Property” shall have the meaning set forth in Section 4.9.2 hereof.

“Material Adverse Effect” shall mean, with respect to CMS Bancorp, CMS Bank or Putnam, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of CMS Bancorp and CMS Bank and their subsidiaries taken as a whole, or Putnam and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either CMS Bancorp, on the one hand, or Putnam, on the other hand, to consummate the transactions contemplated by this Agreement or the Bank Merger Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks and savings and loan holding companies generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, (c) actions and omissions of Putnam, CMS Bancorp, or CMS Bank taken with the prior written consent of the other party, as the case may be, (d) the announcement of this Agreement and the transactions contemplated thereby, and compliance with this Agreement on the business, financial condition or results of operations of Putnam, CMS Bancorp or CMS Bank, (e) any facts existing on the date hereof and specifically disclosed on the CMS Bancorp Disclosure Schedule or the Putnam Disclosure Schedule, or (f) expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement consistent with those disclosed to Putnam pursuant to Sections 6.12 and 6.13 hereof, as the same may be amended by mutual agreement of the parties.

“Materials Of Environmental Concern” shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials, molds or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” shall mean the cash paid by Putnam to holders of CMS Bancorp Common Stock and Options under Section 3.1 hereof.

“NYBCL” shall mean the New York Business Corporation Law, as amended.

“NYSDFS” shall mean the New York State Department of Financial Services or any successor thereto.

“Option Consideration” shall have the meaning set forth in Section 3.1.3 hereof.

“Option Price” shall have the meaning set forth in Section 3.1.3 hereof.

“Options” shall mean options to purchase shares of CMS Bancorp Common Stock granted pursuant to the CMS Bancorp Stock Option Plans as set forth in Section 4.1 of the CMS Bancorp Disclosure Schedule.

“Participation Facility” shall have the meaning set forth in Section 4.9.2 hereof.

“PBGC” shall have the meaning set forth in Section 4.14.3 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement” shall have the meaning set forth in Section 8.2.1 hereof.

“Putnam 401(k) Plan” shall mean Putnam County Savings Bank 401(k) Savings Plan.

“Putnam Defined Benefit Plan” shall mean The Retirement Plan of Putnam County Savings Bank in RSI Retirement Trust.

“Putnam Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by Putnam to CMS Bancorp specifically referring to the appropriate Section of this Agreement and describing in reasonable detail the matters contained therein.

“Putnam Employee Plan” shall mean all qualified pension or profit-sharing plans, and health and welfare benefit plans maintained for the benefit of all employees of Putnam or any Putnam Subsidiary, whether written or oral.

“Putnam Financial Statements” shall mean the audited consolidated balance sheets (including related notes and schedules, if any) of Putnam as of December 31, 2013 and 2012 and the consolidated statements of income and cash flows (including related notes and schedules, if any) of Putnam for each of the two (2) years ended December 31, 2013 and 2012, and the Putnam call reports for each quarter subsequent to December 31, 2012.

“Putnam Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Regulatory Filings” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to applicable state or federal law.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Surviving Bank” shall have the meaning set forth in the recitals hereto.

“Surviving Corporation” shall have the meaning set forth in the recitals hereto.

“Tax” shall have the meaning set forth in Section 4.10.6 hereof.

“Tax Return” shall have the meaning set forth in Section 4.10.6 hereof.

“Termination Date” shall mean March 31, 2015, provided that such date shall be automatically extended until June 30, 2015 if all required regulatory approvals and non-objections of Governmental Entities have not been received by February 28, 2015 and the parties are acting in good faith to obtain such approvals and non-objections.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER AND THE BANK MERGER

2.1 The Merger, the Holding Company Merger and the Bank Merger.

2.1.1 As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, in accordance with the provisions of Delaware General Corporation Law and the Banking Law, at the Effective Time of the Merger (as defined in Section 2.2 hereof), Putnam shall acquire all of the outstanding stock of CMS Bancorp in a transaction whereby the Acquisition Corporation shall merge with and into CMS Bancorp pursuant to Section 251 of Delaware General Corporation Law. CMS Bancorp shall be the Surviving Corporation in the Merger. Upon consummation of the Merger, the separate corporate existence of the Acquisition Corporation shall cease. At the Effective Time of the Merger, each outstanding share of CMS Bancorp Common Stock and each Option will be converted into the right to receive the Merger Consideration and the Option Consideration, respectively, pursuant to the terms of Article III hereof.

2.1.2 Immediately following the Effective Time of the Merger and simultaneously with the Bank Merger Agreement, CMS Bancorp and Putnam will execute the Holding Company Merger Agreement. Subject to the terms and conditions of the Holding Company Merger Agreement, and in accordance with federal and state law, CMS Bancorp will merge with and into Putnam, and Putnam shall be the Surviving Bank. The Effective Time of the Holding Company Merger shall immediately follow the Effective Time of the Merger, at which time the Holding Company Merger shall be consummated.

2.1.3 Immediately following the Effective Time of the Merger and simultaneously with the Holding Company Merger Agreement, CMS Bank and Putnam will execute the Bank Merger Agreement. Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, CMS Bank will merge with and into Putnam, and Putnam shall be the Surviving Bank. The Effective Time of the Bank Merger shall immediately follow the Effective Time of the Holding Company Merger, at which time the Bank Merger shall be consummated.

2.2 Effective Time. Each of the Merger, Holding Company Merger and the Bank Merger shall be effected by filing a copy of the Merger Agreement, Holding Company Merger Agreement and Bank Merger Agreement and a copy of the approvals of the Superintendent of the NYSDFS relating to the Merger, Holding Company Merger and the Bank Merger with the

Office of the Secretary of the State of New York and State of Delaware, as applicable, on the day of the closing (“Closing Date”). The “Effective Time of the Merger” shall be the date and time upon which a copy of this Agreement and a copy of the approval of the Superintendent of the NYSDFS relating to the Merger is filed with the Office of the Secretary of the State of Delaware on the Closing Date. The “Effective Time of the Holding Company Merger” shall immediately follow the Effective Time of the Merger and shall be the date and time upon which a copy of this Holding Company Merger Agreement and a copy of the approval of the Superintendent of the NYSDFS relating to the Holding Company Merger is filed with the Secretary of the State of Delaware on the Closing Date. The “Effective Time of the Bank Merger” shall immediately follow the Effective Time of the Holding Company Merger and shall be the date and time upon which a copy of the Bank Merger Agreement and a copy of the approval of the Superintendent of the NYSDFS relating to the Bank Merger is filed with the Office of the Secretary of the State of New York on the Closing Date.

2.3 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation and Bylaws of the Acquisition Corporation as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

2.4 Directors and Officers of Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Effective Time of the Merger shall be the directors and officers of the Acquisition Corporation prior to the Effective Time of the Merger.

2.5 Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Bank, title to and possession of any property or right of CMS Bancorp or CMS Bank acquired or to be acquired by reason of, or as a result of, the Merger, the Holding Company Merger and the Bank Merger or (b) otherwise to carry out the purposes of this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, CMS Bancorp and CMS Bank and their respective officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Bank and otherwise to carry out the purposes of this Agreement, the Holding Company Agreement and the Bank Merger Agreement; and the officers and trustees of the Surviving Bank are fully authorized in the name of CMS Bancorp and CMS Bank to take any and all such action.

2.6 Effects of the Mergers. At and after the respective Effective Times of the Merger, Holding Company Merger and Bank Merger, the Merger, Holding Company Merger and the Bank Merger shall have the effects set forth under federal and New York law with respect to CMS Bancorp, CMS Bank, the Acquisition Corporation and Putnam.

2.7 Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, Putnam shall be entitled to revise the structure of the transaction described in Section 2.1 hereof, provided that (i) there are no adverse federal or state income tax consequences to CMS Bancorp and its shareholders as a result of the modification; (ii) the consideration to be paid to the holders of CMS Bancorp Common Stock and Options under this Agreement is not thereby changed in kind or value or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of CMS Bancorp’s directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of Governmental Entities. Putnam, Acquisition Corporation, CMS Bancorp and CMS Bank agree to amend this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement, and any related documents appropriately in order to reflect any such revised structure.

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1 Merger Consideration.

3.1.1 At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Putnam, the Acquisition Corporation, CMS Bancorp or the holders of any of the shares of CMS Bancorp Common Stock, each share of CMS Bancorp Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than any Excluded Shares and Dissenting Shares) shall be converted into the right to receive a cash payment of $13.25 (the “Merger Consideration”).

3.1.2 Each share of CMS Bancorp Common Stock (i) held in the treasury of CMS Bancorp, (ii) owned by Putnam or any direct or indirect wholly owned subsidiary of CMS Bancorp immediately prior to the Effective Time of the Merger (other than shares held in a fiduciary capacity or in connection with debts previously contracted), or (iii) reserved for issuance under the CMS Bancorp Stock Option Plans which has not been granted or allocated, shall, at the Effective Time of the Merger, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor (collectively, the “Excluded Shares”).

3.1.3 Each Option issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof and without regard to any future vesting date thereof, be cancelled and converted into the right to receive a cash payment in an amount determined by multiplying (i) the positive difference, if any, between the Merger Consideration and the exercise price of such Option for each share of CMS Bancorp Common Stock covered by such Option (the “Option Price”) by (ii) the number of shares of CMS Bancorp Common Stock subject to such Option (the “Option Consideration”). The payment of the Option Consideration referred to in the immediately preceding sentence to each holder of an Option shall be approved by Putnam and made by CMS Bancorp immediately prior to the Effective Time of the Merger, subject to such holder executing such instruments of cancellation as Putnam may reasonably deem appropriate and provided to such holders at least five (5) days before the Effective Time of the Merger. CMS Bancorp will be entitled to deduct and withhold from the Option Consideration such amounts as

CMS Bancorp will be required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by CMS Bancorp, such withheld amounts (i) will be treated for all purposes of this Agreement as having been paid to the holder of the Option in respect of which such deduction and withholding was made by CMS Bancorp and (ii) shall be timely paid by CMS Bancorp to the relevant government authority. CMS Bancorp shall take all reasonable actions to cooperate with Putnam with respect to the termination and extinguishment of unexercised Options by Option holders.

3.1.4 After the Effective Time of the Merger, shares of CMS Bancorp Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and, except as to Excluded Shares and Dissenting Shares, shares held by CMS Bancorp Stockholders shall thereafter by operation of this section represent the right to receive the Merger Consideration.

3.2 Procedures for Exchange of CMS Bancorp Common Stock and Options.

3.2.1 Prior to the Effective Time of the Merger, Putnam shall designate the Exchange Agent. Putnam shall take all steps necessary on or prior to the Closing Date to deliver to the Exchange Agent, for the benefit of the holders of shares of CMS Bancorp Common Stock, for exchange in accordance with this Section 3.2, an amount of cash sufficient to pay the aggregate amount of cash payable in accordance with Article III hereof (such cash for shares of CMS Bancorp Common Stock being hereinafter referred to as the “Exchange Fund”) to be paid in exchange for outstanding CMS Bancorp Common Stock and Options in accordance with this Agreement.

3.2.2 CMS Bancorp shall cause to be delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations specified herein. Putnam shall, within five (5) Business Days after the Effective Time of the Merger, take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for cash into which the CMS Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of CMS Bancorp) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash that such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of Section 3.1, and the Certificates so surrendered shall forthwith be cancelled.

3.2.3 [Reserved]

3.2.4 The holder of a Certificate that prior to the Merger represented issued and outstanding CMS Bancorp Common Stock shall have no rights, after the Effective Time of the Merger, with respect to such CMS Bancorp Common Stock except to surrender the Certificate and receive in exchange the Merger Consideration, as provided in this Agreement.

3.2.5 If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.6 From and after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of shares of CMS Bancorp Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and cancelled as provided in this Section 3.2.

3.2.7 At any time following the six (6) month period after the Effective Time of the Merger, Putnam shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Putnam (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Putnam, the Acquisition Corporation, CMS Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.8 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Putnam, the posting by such person of a bond in such amount as Putnam may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.9 Putnam or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated by this Agreement to any holder of CMS Bancorp Common Stock such amounts as Putnam or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Putnam or the Exchange Agent, such withheld amounts (i) will be treated for all purposes of this Agreement as having been paid to the holder of the CMS Bancorp Common Stock in respect of whom such deduction and withholding were made by Putnam or the Exchange Agent and (ii) shall be timely paid by Putnam or the Exchange Agent, as applicable, to the relevant governmental authority.

3.3 Dissenting Shares.

3.3.1 Notwithstanding anything in this Agreement to the contrary, shares of CMS Bancorp Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of Delaware law (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time of the Merger, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of CMS Bancorp or the Surviving Corporation with respect to such share of CMS Bancorp Common Stock, except those provided under applicable provisions of Delaware law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of such share of CMS Bancorp Common Stock held by the shareholder in accordance with the applicable provisions of Delaware law, unless, after the Effective Time of the Merger, such shareholder fails to perfect or withdraws or loses his right to appraisal, in which case such shares of CMS Bancorp Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the CMS Bancorp Common Stock in accordance with Section 3.2 of this Agreement. Putnam and Acquisition Corporation shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. CMS Bancorp shall not, except with the prior written consent of Putnam and Acquisition Corporation, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under Delaware law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation through its sole stockholder, Putnam.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CMS BANCORP AND CMS BANK

CMS Bancorp and CMS Bank represent and warrant to Putnam and the Acquisition Corporation that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the CMS Bancorp Disclosure Schedules delivered by CMS Bancorp to Putnam on the date hereof, and except as to any representation or warranty which relates to a specific date. CMS Bancorp and CMS Bank have made a good faith effort to ensure that the disclosure on each schedule of the CMS Bancorp Disclosure Schedules corresponds to the section reference herein. However, for purposes of the CMS Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1 Capital Structure. The authorized capital stock of CMS Bancorp consists of 7,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 1,862,803 shares of CMS Bancorp Common Stock, are issued and outstanding, 192,362 shares of CMS Bancorp Common Stock are directly or indirectly held by CMS Bancorp as treasury stock, and 1,500 shares of CMS Bancorp Series A Preferred Stock are issued and outstanding (“CMS Bancorp Preferred Stock”). All outstanding shares of CMS Bancorp Common Stock and CMS Bancorp Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of CMS Bancorp Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. The authorized capital stock of CMS Bank consists solely of common stock, 1,000 shares, par value $1.00 per share (“CMS Bank Common Stock”). All of the issued and outstanding shares of CMS Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by CMS Bancorp free and clear of any liens, encumbrances, charges, restrictions, or rights of third parties of any kind whatsoever. Except for as disclosed in Section 4.1 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp or CMS Bank has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of CMS Bancorp Common Stock, CMS Bancorp Preferred Stock or any other security of CMS Bancorp, of any securities representing the right to vote, purchase or otherwise receive any shares of CMS Bancorp Common Stock, CMS Bancorp Preferred Stock or any other security of CMS Bancorp.

4.2 Organization, Standing and Authority of CMS Bancorp and CMS Bank. CMS Bancorp is a Delaware corporation and CMS Bank is a New York-chartered stock savings bank and each is duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the State of Delaware and New York, respectively. Each of CMS Bancorp and CMS Bank (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. CMS Bancorp is authorized to own the CMS Bancorp Subsidiaries, including CMS Bank, and duly registered as a savings and loan holding company under the HOLA. The deposit accounts of CMS Bank are insured by the FDIC to the maximum extent permitted by the FDIA. CMS Bank has paid all premiums and assessments required by the FDIC when due. CMS Bancorp has heretofore delivered or made available to Putnam and has included as Section 4.2 of the CMS Bancorp Disclosure Schedule true, complete and correct copies of the Certificate of Incorporation and Bylaws of CMS Bancorp and CMS Bank and their subsidiaries as in effect as of the date hereof. CMS Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein. The respective minute books of CMS Bancorp and CMS Bank have been made available to Putnam and accurately record, in all material respects, corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

4.3 Ownership of CMS Bancorp Subsidiaries. Set forth in Section 4.3 of the CMS Bancorp Disclosure Schedule is the name, jurisdiction of incorporation and percentage ownership of the CMS Bancorp Subsidiaries. Except for (a) capital stock of the CMS Bancorp Subsidiaries, (b) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (c) securities and other interests which are set forth in the CMS Bancorp Disclosure Schedule, CMS Bancorp does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, Joint Venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of the CMS Bancorp Subsidiaries that are owned by CMS Bancorp or any of the CMS Bancorp Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are directly owned by CMS Bancorp free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. Except as set forth on Section 4.3 of the CMS Bancorp Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock or other ownership interests of the CMS Bancorp Subsidiaries and there are no agreements, understandings or commitments relating to the right of CMS Bancorp to vote or to dispose of such capital stock or other ownership interests.

4.4 Organization, Standing and Authority of CMS Bancorp Subsidiaries. Each of the CMS Bancorp Subsidiaries other than CMS Bank is a corporation, duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each of the CMS Bancorp Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

4.5 Authorized and Effective Agreement.

4.5.1 Each of CMS Bancorp and CMS Bank has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals and the approval of CMS Bancorp’s shareholders of this Agreement and the transactions contemplated by this Agreement) to perform all of its obligations under this Agreement and the Bank Merger Agreement as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CMS Bancorp and CMS Bank, except for the approval of this Agreement and the transactions contemplated by this Agreement by CMS Bancorp’s shareholders. This Agreement and the Bank Merger Agreement have been duly and validly executed and delivered by CMS Bancorp and CMS Bank and, assuming due authorization, execution and delivery by Putnam, constitute the legal, valid and binding obligations of CMS Bancorp and CMS Bank, enforceable against CMS Bancorp and CMS Bank in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.5.2 Neither the execution and delivery of this Agreement or the Bank Merger Agreement by CMS Bancorp or CMS Bank, nor consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, nor compliance by CMS Bancorp with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of CMS Bancorp or the equivalent documents of the CMS Bancorp Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CMS Bancorp or the CMS Bancorp Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental, Board of Director and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to CMS Bancorp or any of the CMS Bancorp Subsidiaries, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) which either individually or in the aggregate, will not have a Material Adverse Effect on CMS Bancorp.

4.5.3 Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators, (ii) the filing of the Proxy Statement with the SEC, (iii) the approval of this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement, the Holding Company Agreement, and the Bank Merger Agreement by: (a) the requisite vote of the shareholders of CMS Bancorp; (b) the Superintendent of the NYSDFS; and (c) the FDIC, and (iv) the filing of Certificates of Merger, this Agreement and the Bank Merger Agreement and the approval of the Superintendent of the NYSDFS with the New York Secretary of the State pursuant to the NYBCL and other applicable laws with respect to the Merger and the Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of CMS Bancorp or CMS Bank in connection with the execution and delivery by CMS Bancorp or CMS Bank of this Agreement and the Bank Merger Agreement and the consummation of the Merger and the Bank Merger by CMS Bancorp and CMS Bank.

4.5.4 As of the date hereof, neither CMS Bancorp nor CMS Bank is aware of any reasons relating to CMS Bancorp (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger and the Bank Merger or as shall be necessary for (i) consummation of the Merger and the Bank Merger, and (ii) the continuation by Putnam after the Effective Time of the Merger and the Bank Merger of CMS Bancorp and CMS Bank, free of any conditions or requirements which could have a Material Adverse Effect on the business of Putnam.

4.5.5 The board of directors of CMS Bancorp, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of CMS Bancorp and its shareholders and declared the Merger to be advisable, and (ii) recommended that the shareholders of CMS Bancorp approve this Agreement and directed that such matter be submitted for consideration by the CMS Bancorp Stockholders at the CMS Bancorp Stockholders Meeting.

4.6 Securities Documents and Regulatory Reports.

4.6.1 Since September 30, 2013, CMS Bancorp has timely filed, including those filed within the period permitted by Rule 12b-25 of the Exchange Act, with the SEC all Securities Documents required by the Securities Laws and such Securities Documents, as the same may have been amended, complied as to form in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6.2 Since September 30, 2013, CMS Bancorp has duly filed with the Bank Regulators in correct form the reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made thereto, required to be filed under applicable laws and regulations and such documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations. Except as set forth in Section 4.6.2 of the CMS Bancorp Disclosure Schedule, in connection with the federal and state examinations of CMS Bancorp and CMS Bank, CMS Bancorp and CMS Bank are not required to have completed, corrected or changed any material action, procedure or proceeding which CMS Bancorp believes has not been completed, corrected or changed as required as of the date hereof to the reasonable satisfaction of the Bank Regulators. CMS Bancorp and CMS Bank have paid any fees and assessments due and payable to Bank Regulators as required under applicable laws and regulations.

4.7 Financial Statements.

4.7.1 CMS Bancorp has previously delivered or made available to Putnam accurate and complete copies of the CMS Bancorp Financial Statements which, in the case of audited CMS Bancorp Financial Statements, are accompanied by the audit reports of its independent public accountants. The CMS Bancorp Financial Statements referred to herein, as well as the CMS Bancorp Financial Statements to be delivered pursuant to Section 6.4 hereof, fairly present or will fairly present, as the case may be, in all material respects (including the related notes and schedules thereto) the consolidated financial condition of CMS Bancorp and CMS Bank as of the respective dates set forth therein, and the consolidated results of operations, shareholders’ equity and cash flows of CMS Bancorp for the respective periods or as of the respective dates set forth therein.

4.7.2 Each of the CMS Bancorp Financial Statements (including the notes and schedules thereto) referred to in Section 4.7.1 has been prepared in accordance with GAAP during the periods involved, except as stated therein (subject, in the case of unaudited interim statements, to normal year-end adjustments and to any other adjustments described therein). The books and records of CMS Bancorp and the CMS Bancorp Subsidiaries are being and have been maintained in accordance with GAAP and compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CMS Bancorp and the CMS Bancorp Subsidiaries.

4.7.3 At the date of each balance sheet included in the CMS Bancorp Financial Statements, neither CMS Bancorp or any of the CMS Bancorp Subsidiaries had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CMS Bancorp Financial Statements or in the schedules and footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a schedule or footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice.

4.7.4 The records, systems, controls, data and information of CMS Bancorp and the CMS Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. CMS Bancorp and the CMS Bancorp Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of CMS Bancorp and the CMS Bancorp Subsidiaries are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the CMS Bancorp Financial Statements by CMS Bancorp’s certified public accountants.

4.7.5 CMS Bancorp and CMS Bank have no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees of CMS Bancorp or CMS Bank who have a significant role in its internal controls over financial reporting.

4.7.6 Since September 30, 2013, (i) neither CMS Bancorp nor CMS Bank nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of CMS Bancorp or CMS Bank has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures methodologies or methods of CMS Bancorp or CMS Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CMS Bancorp or CMS Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CMS Bancorp or CMS Bank, whether or not employed by CMS Bancorp or CMS Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CMS Bancorp, CMS Bank, or any of its officers, directors, employees or agents to its board of directors (including any committee thereof) or to any individual director or officer of CMS Bancorp or CMS Bank.

4.8 Material Adverse Effect. Since September 30, 2013 to the date hereof (i) each of CMS Bancorp and the CMS Bancorp Subsidiaries has conducted its respective business in the ordinary and usual course (excluding (x) the incurrence of expenses in connection with this Agreement and the Bank Merger Agreement, (y) the transactions contemplated by this Agreement and the Bank Merger Agreement and (z) any matter disclosed in any CMS Bancorp Disclosure Schedule), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CMS Bancorp.

4.9 Environmental Matters.

4.9.1 Except as disclosed on CMS Bancorp Disclosure Schedule 4.9.1, with respect to CMS Bancorp and the CMS Bancorp Subsidiaries:

(a) All of the real properties currently occupied by each of CMS Bancorp and the CMS Bancorp Subsidiaries and, to the Knowledge of CMS Bancorp, each of the current Participation Facilities and Loan Properties are in compliance with, and are not in violation of or liable under, any Environmental Laws.

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending, and to the Knowledge of CMS Bancorp there is no such action threatened, before any court, governmental agency or other forum, against it or any of the CMS Bancorp Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law; (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the CMS Bancorp Subsidiaries or any Participation Facility; or (z) with respect to any property at or to which Materials of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by CMS Bancorp or any of the CMS Bancorp Subsidiaries or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(c) There is no suit, claim, action, demand, executive or administrative order, written notice, demand letter, request for information, directive, investigation or proceeding pending and to the Knowledge of CMS Bancorp no such action is threatened before any court, governmental agency or other forum relating to or against any real property occupied by CMS Bancorp, CMS Bank, any Participation Facility, or Loan Property, (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law, (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, or (z) relating to an obligation to cleanup or remediate any currently or previously owned property that would be reasonably likely to have a Material Adverse Effect on CMS Bancorp or CMS Bank.

(d) There have been no releases of Materials of Environmental Concern in, on, under, or affecting real properties currently or formerly occupied by CMS Bancorp or any of the CMS Bancorp Subsidiaries such as would give rise to material liability to CMS Bancorp or any of the CMS Bancorp Subsidiaries.

(e) There are, and there have been, no underground storage tanks on, in or under any real properties currently or formerly occupied by CMS Bancorp or any of the CMS Bancorp Subsidiaries or any Participation Facility such as would give rise to material liability to CMS Bancorp or any of the CMS Bancorp Subsidiaries.

(f) During the period of (i) CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ ownership or operation of any of their respective currently or formerly occupied properties or (ii) CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ participation in the management of any Participation Facility, there has (a) been no contamination by or release of Materials of Environmental Concern in, on, under or adjacent to such properties (b) been no conduct, operation of business or condition on any property resulting in a violation of Environmental Laws that has imposed a material liability (including a material remediation obligation) upon CMS Bancorp or CMS Bank. Prior to the period of (i) CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ ownership or operation of any of their respective currently or formerly occupied properties or (ii) CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ participation in the management of any Participation Facility, CMS Bancorp has no Knowledge of (a) any contamination by or release of Materials of Environmental Concern in, on, under or adjacent to such properties, or (b) any conduct, operation of business or condition on any property resulting in a violation of Environmental Laws that imposes a material liability (including a material remediation obligation) upon CMS Bancorp or CMS Bank.

4.9.2 “Loan Property” means any property (including a leasehold interest therein) in which the applicable party (or a Subsidiary of it) currently holds a security interest or has held a security interest within the past five (5) years. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.9.3 Except for the environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly occupied by CMS Bancorp or any of the CMS Bancorp Subsidiaries or any Participation Facility of which CMS Bancorp has provided true and correct copies to Putnam, CMS Bancorp does not possess and has not conducted or arranged for the conduct of any such studies, reports, analyses, tests or monitoring with respect to any properties currently or formerly occupied by CMS Bancorp or any of the CMS Bancorp Subsidiaries or any Participation Facility.

4.10 Tax Matters.

4.10.1 CMS Bancorp and CMS Bank are members of the same affiliated group within the meaning of Code Section 1504(a). Each of CMS Bancorp and the CMS Bancorp Subsidiaries has timely filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time of the Merger with respect to Taxes required to be paid through the Effective Time of the Merger, in each case, taking into account any extension of time within which to file which has not expired. CMS Bancorp and the CMS Bancorp Subsidiaries have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time of the Merger, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time of the Merger (for the purpose of clarification, no reserve or accrual described by this sentence will be required to account for any Taxes attributable to any action taken by Putnam on or after the Closing Date). Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries will have any liability outside the ordinary course of business for any such Taxes in excess of the amounts so paid or reserves or accruals so established (any liability arising from actions taken by Putnam not constituting a “liability” for purposes of this sentence). As of the date hereof, except as disclosed in Section 4.10.1 of the CMS Bancorp Disclosure Schedule, there is no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by CMS Bancorp or any of the CMS Bancorp Subsidiaries, and neither CMS Bancorp nor the CMS Bancorp Subsidiaries have received any notice that any such audit, examination, deficiency or refund litigation is pending or threatened and there is no reasonable basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

4.10.2 Each of CMS Bancorp and the CMS Bancorp Subsidiaries has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

4.10.3 All Tax Returns filed by CMS Bancorp and the CMS Bancorp Subsidiaries are complete and accurate in all material respects. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the CMS Bancorp Disclosure Schedule, the Tax Returns of CMS Bancorp and the CMS Bancorp Subsidiaries have not been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) or, if examined, no deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) within the last six years against CMS Bancorp or any of the CMS Bancorp Subsidiaries as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to CMS Bancorp or any of the CMS Bancorp Subsidiaries to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by CMS Bancorp or any of the CMS Bancorp Subsidiaries with respect to any Tax matter currently in force. No claim has been made within the past six years by an authority in a jurisdiction where CMS Bancorp or any of the CMS Bancorp Subsidiaries do not file Tax Returns that CMS Bancorp or any of the CMS Bancorp Subsidiaries are or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CMS Bancorp or any of the CMS Bancorp Subsidiaries.

4.10.4 Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of CMS Bancorp and the CMS Bancorp Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Except as set forth in Section 4.10.4 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was CMS Bancorp or any of the CMS Bancorp Subsidiaries) or (B) has any Liability for the Taxes of any Person (other than CMS Bancorp or the CMS Bancorp Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.10.5 Except as disclosed in CMS Bancorp Disclosure Schedule 4.10.5, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries (i) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by CMS Bancorp or any of the CMS Bancorp Subsidiaries.

4.10.6 As used in this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or taxing authority; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.10.7 Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

4.10.8 [Reserved]

4.10.9 Within the last three years, neither CMS Bancorp nor any CMS Bancorp Subsidiaries has (i) made, revoked, or changed any material federal Tax election, (ii) changed any Tax accounting period, (iii) revoked or changed any Tax accounting method, (iv) surrendered any right to claim a refund of Taxes, or (v) settled or compromised any Tax liability.

4.10.10 Neither CMS Bancorp nor any CMS Bancorp Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date of the Merger as a result of any (i) change in accounting method for any taxable period ending on or prior to the Effective Date of the Merger, (ii) “closing agreement,” as that term is defined in Section 7121 of the Code (or any corresponding or similar provision of state or local tax law) executed on or prior to the Effective Date of the Merger, (iii) installment sale or open transaction disposition made on or prior to the Effective Date of the Merger, or (iv) prepaid amount received on or before the Effective Date of the Merger, except where CMS Bancorp or any applicable CMS Bancorp Subsidiary has established an adequate reserve or accrual for such event or transaction.

4.10.11 Except as set forth in Section 4.10.11 of the CMS Bancorp Disclosure Schedule, to the Knowledge of CMS Bancorp, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries (i) is a partner for tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for tax purposes within the meaning of Subchapter K, (ii) owns a single member limited liability company or other entity that is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code, (iv) is a “personal holding company” as defined in Section 542 of the Code, or (v) is a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

4.10.12 If CMS Bank (or its predecessor) is, or has been in the past, a “disqualified person” with respect to The Community Mutual Charitable Foundation (the “Foundation”), there have been no acts of “self-dealing” between the Foundation and CMS Bank since the time that the Foundation was first incorporated through the Effective Time of the Merger. For purposes of this representation, the term “disqualified person” shall have the meaning set forth in Section 4946 of the Code and the term self-dealing shall have the meaning set forth in Section 4941 of the Code.

4.11 Legal Proceedings. Except as set forth in Section 4.11 of the CMS Bancorp Disclosure Schedule, there are no actions, suits, claims, governmental investigations or proceedings instituted, or inquiries, or, to the Knowledge of CMS Bancorp and CMS Bank, pending or threatened (i) initiated by or against CMS Bancorp or any of the CMS Bancorp Subsidiaries, (ii) against any asset, interest or right of CMS Bancorp or any of the CMS Bancorp Subsidiaries, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (iv) against any officer, director or employee relating to such person’s capacity with CMS Bancorp or CMS Bank or (v) which could adversely affect the ability of CMS Bancorp and CMS Bank to perform under this Agreement, except for any action, suit, claim, governmental investigation, proceeding, or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on CMS Bancorp and its subsidiaries.

4.12 Compliance with Laws.

4.12.1 Each of CMS Bancorp and the CMS Bancorp Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of CMS Bancorp and CMS Bank, no suspension or cancellation of any of the same is threatened.

4.12.2 Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is in violation of its respective Certificate of Incorporation, Organization Certificate or other chartering instrument or Bylaws, or in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and CMS Bancorp is not in violation of any Securities Laws; and neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has received any written notice or communication from any federal, state or local governmental authority asserting that CMS Bancorp or any of the CMS Bancorp Subsidiaries is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. Except as set forth in Section 4.12.2 of CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies), and neither of them has received any written communication requesting that it enter into any of the foregoing. Since September 30, 2013, no regulatory agency has initiated any proceeding or, to the Knowledge of CMS Bancorp, investigation into the business or operations of CMS Bancorp or any of the CMS Bancorp Subsidiaries. Except as set forth in Section 4.12.2 of the CMS Bancorp Disclosure Schedule, CMS Bancorp has not received any objection from any regulatory agency to CMS Bancorp’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of CMS Bancorp or any of the CMS Bancorp Subsidiaries. The Board of Directors of CMS Bank has adopted and implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any regulatory agency that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

4.12.3 CMS Bancorp was rated “Satisfactory” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. CMS Bancorp has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the Merger or the Bank Merger.

4.13 Certain Information. None of the information supplied by CMS Bancorp relating to CMS Bancorp and the CMS Bancorp Subsidiaries to be included or incorporated by reference in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of CMS Bancorp, and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by CMS Bancorp to its shareholders in connection with the CMS Bancorp Shareholders Meeting will comply in all material respects with the Exchange Act and the rules and regulations promulgated pursuant thereto, including federal and state anti-fraud provisions.

4.14 Employee Benefit Plans.

4.14.1 Section 4.14.1 of the CMS Bancorp Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by CMS Bancorp or any CMS Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “CMS Bancorp Employee Plan(s)”). Neither CMS Bancorp nor any CMS Bancorp Subsidiary has any commitment to create any additional CMS Bancorp Employee Plan or to materially modify, change or renew any existing CMS Bancorp Employee Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. CMS Bancorp has made available to Putnam true and correct copies of the CMS Bancorp Employee Plans.

4.14.2 Each CMS Bancorp Employee Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, Part G of Subtitle I of ERISA and Section 4980B of the Code (collectively, “COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CMS Bancorp Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and CMS Bancorp is not aware of any circumstances that are reasonably likely to result in revocation of any such favorable determination letter. Each of the CMS Bancorp Employee Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements.

There is no material pending or, to the Knowledge of CMS Bancorp, threatened action, suit or claim relating to any of the CMS Bancorp Employee Plans (other than routine claims for benefits). To the Knowledge of CMS Bancorp, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any CMS Bancorp Employee Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action to maintain such qualified (or exempt) status. Neither CMS Bancorp nor any CMS Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any CMS Bancorp Employee Plan that would reasonably be expected to subject CMS Bancorp or any CMS Bancorp Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.14.3 No liability under Title IV of ERISA has been incurred by CMS Bancorp or any CMS Bancorp Subsidiary with respect to any CMS Bancorp Employee Plan that is subject to Title IV of ERISA (“CMS Bancorp Defined Benefit Plan”) currently or formerly maintained by CMS Bancorp or any entity that is considered one employer with CMS Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “CMS Bancorp ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to CMS Bancorp or any CMS Bancorp ERISA Affiliate of incurring a liability under such Title. No CMS Bancorp Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in Section 4.14.3 of the CMS Bancorp Disclosure Schedule, the fair market value of the assets of each CMS Bancorp Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such CMS Bancorp Defined Benefit Plan as of the end of the most recent plan year with respect to the respective CMS Bancorp Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such CMS Bancorp Defined Benefit Plan as of the date hereof; there is not currently pending with the Pension Benefits Guarantee Corporation (“PBGC”) any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither CMS Bancorp nor any CMS Bancorp ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are under common control, within the meaning of Section 4063(a) of ERISA. Neither CMS Bancorp, nor any CMS Bancorp ERISA Affiliate, nor any CMS Bancorp Employee Plan, including any CMS Bancorp Defined Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which CMS Bancorp, any CMS Bancorp ERISA Affiliate, and any CMS Bancorp Employee Plan, including any CMS Bancorp Defined Benefit Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.14.4 All contributions required to be made under the terms of any CMS Bancorp Employee Plan have been timely made, and all anticipated contributions and funding obligations are accrued on CMS Bancorp’s consolidated financial statements to the extent required by GAAP. CMS Bancorp and each CMS Bancorp Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable CMS Bancorp Employee Plan for financial reporting purposes to the extent required by GAAP.

4.14.5 Except as set forth in Section 4.14.5 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any CMS Bancorp Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any CMS Bancorp Employee Plan, other than benefits mandated by COBRA. There has been no communication to employees by CMS Bancorp or any CMS Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.14.6 CMS Bancorp and the CMS Bancorp Subsidiaries do not maintain any CMS Bancorp Employee Plans covering employees who are not United States residents.

4.14.7 With respect to each CMS Bancorp Employee Plan, if applicable, CMS Bancorp has provided or made available to Putnam copies of the: (A) plan documents, trust instruments and insurance contracts; (B) three most recent IRS Forms 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of an CMS Bancorp Pension Plan.

4.14.8 Except as set forth in Section 4.14.8 of the CMS Bancorp Disclosure Schedule, the consummation of the Merger, the Holding Company Merger or the Bank Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time of the Merger) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any CMS Bancorp Employee Plan, (C) result in any material increase in benefits payable under any CMS Bancorp Employee Plan, or (D) entitle any current or former employee, director or independent contractor of CMS Bancorp or any CMS Bancorp Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code). No payments to any employee or director have been made or will be made (or will be required to be made) as the result of the transactions contemplated hereby that would result in a violation of Section 18(k) of the FDIA (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359), or any successor statute or regulation.

4.14.9 Except as set forth in Section 4.14.9 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any CMS Bancorp Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations thereunder.

4.14.10 All “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of CMS Bancorp have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by CMS Bancorp to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance. Except as disclosed in CMS Bancorp Disclosure Schedule 4.14.10, there are no stock options or stock appreciation rights outstanding under any CMS Bancorp Employee Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.14.11 CMS Bancorp Disclosure Schedule 4.14.11 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, including the severance benefit provided under Section 7.5.4 herein below, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by CMS Bancorp or any CMS Bancorp Subsidiary for the benefit of officers, employee or directors of CMS Bancorp or any CMS Bancorp Subsidiary (the “CMS Bancorp Benefits Schedule”), assuming their employment or service is terminated without cause as of April 1, 2014 and the Closing Date occurs on such date (or as to executive officers, as of January 31, 2015 and assuming that the Closing Date occurs as of such date) and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.14.12 CMS Bancorp Disclosure Schedule 4.14.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of CMS Bancorp and each CMS Bancorp Subsidiary, their title and annual rate of salary, and their date of hire.

4.14.13 Except as set forth in Section 4.14.13 of the CMS Bancorp Disclosure Schedule, with respect to any CMS Bancorp Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “CMS Bancorp Welfare Plan”): (i) each such CMS Bancorp Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject CMS Bancorp to a tax under Code Section 4976(a); (iii) each and every CMS Bancorp Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) complies and in each and every case has complied with the applicable requirements of Code Section 4980B; and (iv) each such CMS Bancorp Welfare Plan (including any such plan covering former employees of CMS Bancorp or the CMS Bancorp Subsidiaries) may be amended or terminated by CMS Bancorp or Putnam on or at any time after the Effective Date of the Merger without incurring liability thereunder except as required to satisfy the terms of such CMS Bancorp Welfare Plan.

4.15 Certain Contracts.

4.15.1 Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is in default or non-compliance under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and to the Knowledge of CMS Bancorp and CMS Bank there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.15.2 Except as set forth in Section 4.15.2 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay benefits under:

(a) any agreement, arrangement, policy or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by CMS Bancorp or any of the CMS Bancorp Subsidiaries (other than in the case of CMS Bank deposits, FRB or FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by CMS Bancorp or any of the CMS Bancorp Subsidiaries of any obligation;

(b) any agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of CMS Bancorp or any of the CMS Bancorp Subsidiaries;

(c) any agreement, arrangement, policy or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of CMS Bancorp or any of the CMS Bancorp Subsidiaries upon execution of this Agreement or the Bank Merger Agreement or upon or following consummation of the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement (either alone or in connection with the occurrence of any additional acts or events);

(d) any agreement, arrangement, policy or understanding pursuant to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is obligated to indemnify any director, officer, employee or agent of CMS Bancorp or any of the CMS Bancorp Subsidiaries;

(e) any agreement, arrangement, policy or understanding to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is a party or by which any of the same is bound which limits the freedom of CMS Bancorp or any of the CMS Bancorp Subsidiaries to compete in any line of business or with any person, to solicit or engage in business with customers, vendors, suppliers or to solicit, hire, or contract with employees or any person;

(f) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by any Bank Regulator;

(g) any agreement (other than any agreement with a banking customer for the provision of banking services entered into by CMS Bancorp or any of the CMS Bancorp Subsidiaries in the ordinary course of business) that involves a payment or series of payments of more than $50,000 in any one (1) year from or to CMS Bancorp or any of the CMS Bancorp Subsidiaries;

(h) any agreement, arrangement or understanding, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement;

(i) any contract relating to any indebtedness for borrowed money of CMS Bancorp or any of the CMS Bancorp Subsidiaries (including loan agreements, lease purchase agreements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property, other than contracts entered into in the ordinary course of business consistent with past practices;

(j) any partnership, joint venture, limited liability company arrangement or other legal entity;

(k) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, stock issuance, or other plan or arrangement still in effect (or pursuant to which CMS Bancorp or any CMS Bancorp Subsidiary has any remaining obligation to any party) for the benefit of CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ current or former directors, officers, employees and other service providers;

(l) any material intellectual property license agreement, either as licensor or licensee, or any other contract of any type relating to any patent, trademark or trade name;

(m) any material contract with any director, officer, or key employee of CMS Bancorp or CMS Bank or any arrangement under which CMS Bancorp or CMS Bank has advanced or loans any amount to any of their directors, officers, and key employees;

(n) other than this Agreement, the Holding Company Merger Agreement, and the Bank Merger Agreement, any contract providing for the acquisition or disposition of any portion of CMS Bancorp or any of the CMS Bancorp Subsidiaries; or

(o) any other agreement, arrangement or understanding that would be required to be filed as an exhibit to CMS Bancorp’s Annual Report on Form 10-K under the Exchange Act, which has not been so filed.

4.16 Brokers and Finders. Except as set forth in Section 4.16 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries nor any of their respective directors, officers, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any broker finder or financial advisor fees or commissions in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement. True and complete copies of any engagement agreements with any brokers, finders or financial advisors in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement is set forth in Section 4.16 of the CMS Bancorp Disclosure Schedule.

4.17 Insurance. CMS Bancorp and each of the CMS Bancorp Subsidiaries are insured for reasonable amounts with reputable insurance companies against such risks as management of CMS Bancorp and the CMS Bancorp Subsidiaries reasonably has determined to be prudent for companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by contracts currently in effect and applicable laws and regulations. Section 4.17 of the CMS Bancorp Disclosure Schedule sets forth all policies of insurance maintained by CMS Bancorp or the CMS Bancorp Subsidiaries as of the date hereof and any claims thereunder in excess of $25,000 since September 30, 2013. Since September 30, 2013, except as disclosed in Section 4.17 of the CMS Bancorp Disclosure Schedule with respect to insurance renewal, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has received any notice of termination of any such insurance coverage or increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor increased (except for increases in premiums in the ordinary course of business).

4.18 Properties. Section 4.18 of the CMS Bancorp Disclosure Schedule sets forth the street address of all real property in which CMS Bancorp or the CMS Bancorp Subsidiaries has an ownership or leasehold interest (specifying, as to each, whether owned or leased) and identifies all properties on which CMS Bancorp operates a bank branch. All real and personal property owned by CMS Bancorp or the CMS Bancorp Subsidiaries or presently used by any of them in its respective business are in good condition (ordinary wear and tear excepted) and are sufficient to carry on its business in the ordinary course of business consistent with their past practices. Each of CMS Bancorp and the CMS Bancorp Subsidiaries has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the properties and assets, real and personal, reflected on the consolidated statement of financial condition of CMS Bancorp contained in the CMS Bancorp Financial Statements dated September 30, 2013 or acquired, through merger or otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of CMS Bancorp contained in the CMS Bancorp Financial Statements dated September 30, 2013. Except as disclosed in Section 4.18 of the CMS Bancorp Disclosure Schedule, all real and personal property leased or licensed by CMS Bancorp or the CMS Bancorp Subsidiaries are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, each such real property lease is transferable to Putnam and, except as disclosed in Section 4.18 of the CMS Bancorp Disclosure Schedule, no such real property lease will terminate or lapse prior to December 31, 2015.

4.19 Labor. No work stoppage involving CMS Bancorp or any of the CMS Bancorp Subsidiaries is pending or, to the knowledge of CMS Bancorp, threatened. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is involved in, or, to the knowledge of CMS Bancorp, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. No employees of CMS Bancorp or any of the CMS Bancorp Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the Knowledge of CMS Bancorp, there have been no efforts to unionize or organize any employees of CMS Bancorp or any of the CMS Bancorp Subsidiaries. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CMS Bancorp and CMS Bank, threatened against CMS Bancorp or CMS Bank. CMS Bancorp and CMS Bank are in compliance in all material respects with all applicable laws related to employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor practice.

4.20 Certain Transactions. Neither CMS Bancorp nor any of CMS Bancorp Subsidiaries has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the CMS Bancorp Disclosure Schedule.

4.21 Fairness Opinion. CMS Bancorp has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of CMS Bancorp pursuant to this Agreement is fair to such shareholders from a financial point of view, and Sandler O’Neill & Partners, L.P. has consented to the inclusion of such written opinion in the Proxy Statement. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22 Loan Portfolio and Investment Securities.

4.22.1 The allowance for possible losses reflected in CMS Bancorp’s consolidated statement of financial condition contained in the CMS Bancorp Financial Statements dated June 30, 2014 was, and the allowance for possible losses shown on the balance sheets in CMS Bancorp’s Regulatory Filings for dates after June 30, 2014 will be, calculated in all material respects, as of the dates thereof, in accordance with GAAP.

4.22.2 Section 4.22.2 of the CMS Bancorp Disclosure Schedule sets forth a listing, as of June 30, 2014 by account, of: (A) all outstanding loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Impaired” (as contemplated under FAS 114), “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (6) where a specific reserve allocation exists in connection therewith, (7) all loans that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40 (formerly Financial Accounting Standards No. 15), (8) all loans (including loan participations) that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, or (9) all loans where CMS Bank has received written notice of a “lender liability” or similar claim, and (B) all assets classified by CMS Bancorp or CMS Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.22.3 All loans receivable (including discounts) and accrued interest entered on the books of CMS Bancorp and the CMS Bancorp Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CMS Bancorp’s or the CMS Bancorp Subsidiaries’ respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are, in all material respects, valid, true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the CMS Bancorp Disclosure Schedule. The loans, discounts and the accrued interest reflected on the books of CMS Bancorp and the appropriate CMS Bancorp Subsidiaries are to the Knowledge of CMS Bancorp subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the CMS Bancorp Disclosure Schedule, all such loans are owned by CMS Bancorp or the appropriate CMS Bancorp Subsidiaries free and clear of any liens.

4.22.4 Except as set forth in Section 4.22.4 of the CMS Bancorp Disclosure Schedule, all loans held in portfolio by CMS Bank with a current book value of $750,000 or greater meet in all material respects (i) all applicable underwriting, servicing and other lending policies and guidelines of CMS Bank existing at the date and time of origination, and (ii) all applicable laws and regulations.

4.22.5 All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to all notes or other evidences of indebtedness referred to in Section 4.22.3 are, in all material respects, valid, true and genuine, and what they purport to be.

4.22.6 CMS Bancorp and CMS Bank have good and marketable title to all securities owned by them, free and clear of all liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CMS Bancorp or CMS Bank. Such securities are valued on the books of CMS Bancorp in accordance with GAAP in all material respects. CMS Bancorp and CMS Bank employ investment, securities, risk management and other policies, practices and procedures which CMS Bancorp and CMS Bank believe are prudent and reasonable.

4.22.7 Except as set forth in Section 4.22.7 of the CMS Bancorp Disclosure Schedule, as of June 30, 2014, CMS Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% stockholder of CMS Bancorp or any of the CMS Bancorp Subsidiaries or any person controlling, controlled by or under common control with any of the foregoing.

4.22.8 Except as set forth in Section 4.22.8 of the CMS Bancorp Disclosure Schedule, since January 10, 2014 CMS Bank has originated each consumer credit transaction that is secured by a “dwelling” (as defined in 12 CFR 1026.2(a)(19)) in compliance with the applicable provisions of Regulation Z (12 CFR Part 1026) as they relate to CMS Bank as a “small creditor”, including the minimum standards for transactions secured by a dwelling in 12 CFR 1026.43.

4.23 Trust Accounts. CMS Bank has, in all material respects, properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. CMS Bank has no Knowledge that any of its directors, officers, or employees committed any breach of trust with respect to any such fiduciary account.

4.24 Required Vote; Inapplicability of Anti-takeover Statutes.

4.24.1 The affirmative vote of the holders of a majority of the outstanding shares of CMS Bancorp Common Stock outstanding and entitled to vote, assuming a quorum is present, is necessary to approve this Agreement and the transactions contemplated by this Agreement on behalf of CMS Bancorp.

4.24.2 No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation or provision of CMS Bancorp’s Certificate of Incorporation or By-Laws is applicable to this Agreement and the transactions contemplated by this Agreement.

4.25 Material Interests of Certain Persons. Except as set forth in Section 4.25 of the CMS Bancorp Disclosure Schedule, no officer or director of CMS Bancorp or any of the CMS Bancorp Subsidiaries, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CMS Bancorp or any of the CMS Bancorp Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, CMS Bancorp or any of the CMS Bancorp Subsidiaries in an amount greater than $100,000.

4.26 Joint Ventures. Section 4.26 of the CMS Bancorp Disclosure Schedule sets forth (i) the identities of all Joint Ventures in which CMS Bancorp or any of the CMS Bancorp Subsidiaries is participating, (ii) a list of agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of CMS Bancorp or the CMS Bancorp Subsidiaries to invest in such Joint Venture.

4.27 Intellectual Property. CMS Bancorp and each of the CMS Bancorp Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material that are used in their businesses (“Intellectual Property”), and all such Intellectual Property is described in Section 4.27 of the CMS Bancorp Disclosure Schedule. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has any material undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is a party and pursuant to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any CMS Bancorp or any CMS Bancorp Subsidiaries’ product. To the Knowledge of CMS Bancorp and CMS Bank, the conduct of the business of CMS Bancorp and CMS Bank does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.28 Off Balance Sheet Transactions. Section 4.28 of the CMS Bancorp Disclosure Schedule sets forth a true and complete list of all affiliated CMS Bancorp entities, including without limitation, all special purpose entities, limited purpose entities and qualified special purpose entities, in which CMS Bancorp or any of the CMS Bancorp Subsidiaries or any officer or director of CMS Bancorp or CMS Bank has an economic or management interest. Section 4.28 of the CMS Bancorp Disclosure Schedule also sets forth a complete and true list of all transactions, arrangements, and other relationships between or among any such CMS Bancorp affiliated entity, CMS Bancorp, any CMS Bancorp Subsidiary, and any officer or director of CMS Bancorp or CMS Bank that are not reflected in the consolidated financial statements of CMS Bancorp (the “CMS Bancorp Off Balance Sheet Transaction”), along with the following information with respect to each such CMS Bancorp Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance of the transaction, (ii) the key terms and conditions, and (iii) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require CMS Bancorp or any CMS Bancorp Subsidiary to fund any obligations under such transaction.

4.29 Repurchase Agreements. With respect to all agreements pursuant to which CMS Bancorp or any CMS Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, CMS Bancorp or such CMS Bancorp Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.30 Electronic Banking Business. Since September 30, 2013, CMS Bancorp and the CMS Bancorp Subsidiaries have conducted all operations with respect to CMS Bank’s electronic banking business in all material respects in the ordinary and usual course of business consistent with past practices, and CMS Bank’s electronic banking business has not suffered any change that would reasonably be expected to materially and adversely affect the amount of electronic banking fees received by CMS Bank, as such fees are reflected in the most recently filed CMS Bancorp SEC Documents.

4.31 Mortgage Banking Business. Either CMS Bancorp or one of its CMS Bancorp Subsidiaries is authorized (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate Federal Housing Administration mortgage loans, and (ii) as a seller/servicer by Freddie Mac to originate and service conventional residential mortgage loans. None of CMS Bancorp or any of the CMS Bancorp Subsidiaries is now nor has it been within the past three years subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, the Department of Housing and Urban Development, Freddie Mac, or any other investor or governmental entity related to the origination, sale, or servicing of mortgage or consumer loans. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has received any written notice that Freddie Mac proposes to materially limit or terminate the underwriting authority of CMS Bancorp and the CMS Bancorp Subsidiaries or to materially increase the guarantee fees payable to such investor, excluding generally applicable guarantee fee increases. Each of CMS Bancorp and the CMS Bancorp Subsidiaries is in compliance in all material respects with the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Freddie Mac, and other investor and mortgage insurance company requirements related to the origination, sale and servicing of mortgage and consumer loans.

4.32 Repurchase Obligations. Except as disclosed in Section 4.32 of the CMS Bancorp Disclosure Schedules, CMS Bancorp is not subject to and has not been notified of any material repurchase obligation under any loan sold by CMS Bancorp or CMS Bank to a third-party investor or purchaser, including, without limitation, in connection with a whole loan transfer, nor is CMS Bancorp aware of any facts or circumstances which would reasonably be expected to give rise to any such material repurchase obligation.

4.33 Takeover Laws. CMS Bancorp and CMS Bank have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any moratorium, control share, fair price, affiliate transaction, business combination, or other anti-takeover law of any state, including, without limitation, applicable Delaware law. CMS Bancorp has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of CMS Bancorp’s Articles of Incorporation and Bylaws concerning business combinations, fair price, voting requirements, constituency requirements and other related provisions.

4.34 Disclosures. None of the representations and warranties of CMS Bancorp and CMS Bank or any of the written information or documents furnished or to be furnished by CMS Bancorp and CMS Bank to Putnam or the Acquisition Corporation in connection with or pursuant to this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement (including the Merger and the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUTNAM

Putnam represents and warrants to CMS Bancorp that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Putnam Disclosure Schedule delivered by Putnam to CMS Bancorp on the date hereof and except as to any representation or warranty which relates to a specific date. Putnam has made a good faith effort to ensure that the disclosure on each schedule of the Putnam Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Putnam Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1 Capital Structure. Putnam is a New York-chartered savings bank in mutual form and, as a result, has no authorized or outstanding capital stock.

5.2 Organization, Standing and Authority of Putnam.

5.2.1 Putnam is a mutual savings bank duly organized and in legal existence under the laws of the State of New York with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The deposit accounts of Putnam are insured by the FDIC to the maximum extent permitted by the FDIA. Putnam has paid all premiums and assessments required by the FDIC. Putnam has heretofore delivered or made available to CMS Bancorp and CMS Bank, true and complete copies of the Organization Certificate and Bylaws of Putnam as in effect on the date hereof.

5.2.2 The Acquisition Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware. Putnam owns all of the issued and outstanding shares of capital stock of the Acquisition Corporation, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.

5.3 Authorized and Effective Agreement.

5.3.1 Putnam has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and the Bank Merger Agreement. The execution and delivery of this Agreement, followed subsequently by the execution and delivery of the Bank Merger Agreement upon the consummation of the Merger, and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Putnam.

This Agreement has been duly and validly executed and delivered by Putnam and, assuming due authorization, execution and delivery by CMS Bancorp and CMS Bank, constitutes the legal, valid and binding obligation of Putnam, enforceable against Putnam in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.2. Neither the execution and delivery of this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement, nor consummation of the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement, nor compliance by Putnam with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Organization Certificate or Bylaws of Putnam, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Putnam pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Putnam is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and Board of Trustee approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Putnam, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) which either individually or in the aggregate, will not have a Material Adverse Effect on Putnam.

5.3.3 The Acquisition Corporation has all requisite corporate power and authority to enter into this Agreement and (subject to the receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. No other corporate proceedings on the part of the Acquisition Corporation will be necessary to consummate the transactions contemplated by this Agreement. This Agreement is duly and validly executed and delivered by the Acquisition Corporation, and constitutes the legal, valid and binding obligation of the Acquisition Corporation, enforceable against the Acquisition Corporation in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.4 Except for (i) the filing of applications and notices with, and the consents and approvals, as applicable, of the Bank Regulators, (ii) the filing of Certificates of Merger and this Agreement with the Secretary of the State of Delaware pursuant to the Delaware General Corporation Law, and (iii) the filing of Certificates of Merger and the Holding Company Merger Agreement and the Bank Merger Agreement, and the approval of the Superintendent of the NYSDFS with the Secretary of the State of the State of New York pursuant to the NYBCL and other applicable law with respect to the Merger, Holding Company Merger and the Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Putnam or the Acquisition Corporation in connection with the execution and delivery by Putnam and the Acquisition Corporation, as applicable, of this Agreement, Holding Company Merger Agreement and the Bank Merger Agreement and the consummation of the Merger, Holding Company Merger and the Bank Merger by Putnam and the Acquisition Corporation, as applicable.

5.3.5 As of the date hereof, Putnam is not aware of any reasons relating to Putnam (including under the Community Reinvestment Act) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement, the Holding Company Agreement or the Bank Merger Agreement.

5.4 Financial Statements.

5.4.1 Putnam has previously delivered or made available to CMS Bancorp accurate and complete copies of the Putnam Financial Statements which, in the case of audited Putnam Financial Statements, are accompanied by the audit reports of its independent public accountants. The Putnam Financial Statements have been prepared in accordance with GAAP and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Putnam and the Putnam Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

5.4.2 Each of the Putnam Financial Statements referred to in Section 5.4.1 has been prepared in accordance with GAAP during the periods involved, except as stated therein or, in the case of unaudited interim Putnam Financial Statements, the absence of footnotes and customary year-end adjustments. The audits of Putnam have been conducted in accordance with generally accepted auditing standards. The books and records of Putnam and the Putnam Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Putnam and the Putnam Subsidiaries. The minute books of Putnam and each Putnam Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors or Trustees, as applicable (including all committees) authorized at such meetings held or taken since January 1, 2013 through the date of this Agreement.

5.4.3 At the date of each balance sheet included in the Putnam Financial Statements, Putnam did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Putnam Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.5 Material Adverse Effect. Since December 31, 2013 to the date hereof (i) Putnam has conducted its business in the ordinary and usual course (excluding (x) the incurrence of expenses in connection with this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, (y) the incurrence of expenses in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement and (z) any matter disclosed in any Putnam Disclosure Schedule), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Putnam.

5.6 Certain Information. None of the information supplied by Putnam relating to Putnam and the Putnam Subsidiaries to be included or incorporated by reference in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of CMS Bancorp, and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

5.7 Compliance with Laws.

5.7.1 Putnam has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Putnam, no suspension or cancellation of any of the same is threatened.

5.7.2 Putnam is not in violation of its respective Organization Certificate or other chartering instrument or Bylaws, or to the Knowledge of Putnam, in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of Putnam, Putnam along with its executive officers and trustees, is not in violation of any Securities Laws; and Putnam has not received any written notice or communication from any federal, state or local governmental authority asserting that Putnam is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. Putnam is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks), and it has not received any written communication requesting that it enter into any of the foregoing. Since December 31, 2013, no regulatory agency has initiated any proceeding or, to the Knowledge of Putnam, investigation into the business or operations of Putnam. Putnam has not received any objection from any regulatory agency to Putnam’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of Putnam.

5.7.3 Putnam was rated “Satisfactory” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Putnam has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated by this Agreement or the Bank Merger Agreement.

5.8 Brokers and Finders. Except as set forth in Section 5.8 of the Putnam Disclosure Schedule, neither Putnam nor any of its trustees, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement.

5.9 Disclosures. None of the representations and warranties of Putnam or any of the written information or documents furnished or to be furnished by Putnam to CMS Bancorp in connection with or pursuant to this Agreement or the consummation of the transactions contemplated by this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

5.10 Financial Ability. As of the date of this Agreement, Putnam has the financial ability and on the Effective Date of the Merger and through the date of payment of the aggregate amount of cash payable pursuant to Article III hereof, Putnam will have the funds necessary to consummate the Merger and pay the aggregate amount of cash to be paid to holders of CMS Bancorp Common Stock and Options pursuant to Section 3.2 hereof.

ARTICLE VI

COVENANTS OF CMS BANCORP AND CMS BANK

6.1 Conduct of Business.

6.1.1 Affirmative Covenants. Except with the written consent of Putnam, during the period from the date of this Agreement to the Effective Time of the Merger, CMS Bancorp will operate its business, and it will cause each of the CMS Bancorp Subsidiaries to operate its business, only in the usual, regular and ordinary course of business, consistent with past practice; in material compliance with its written policies (including its lending policies); and use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of CMS Bancorp or CMS Bank to obtain any necessary approvals of Governmental Entities required for the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement;

6.1.2 Negative Covenants. CMS Bancorp agrees that from the date of this Agreement to the Effective Time of the Merger, except as otherwise specifically permitted or required by this Agreement and except to the extent required by law or regulation or any Governmental Entity, or consented to by Putnam in writing, CMS Bancorp will not, and will cause each of the CMS Bancorp Subsidiaries not to:

(a) change or waive any provision of its Certificate of Incorporation, Organization Certificate or Bylaws, except as required by law;

(b) change the number of shares of its authorized capital stock;

(c) issue any capital stock or issue, grant or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of CMS Bancorp or any of the CMS Bancorp Subsidiaries, or any securities convertible into shares of such stock; except that CMS Bancorp may issue shares of CMS Bancorp Common Stock or permit treasury shares to become outstanding to satisfy currently outstanding and fully vested Options in accordance with the terms of the respective option agreements and the CMS Bancorp Stock Option Plans described in Section 4.1 hereof;

(d) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock, except as contemplated by Section 9.2.7 herein;

(e) declare or pay any dividends or other distributions with respect to CMS Bancorp Common Stock or CMS Bancorp Preferred Stock (except as required by the terms of the Certificate of Designation Establishing the Designator, Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A Preferred Stock of CMS Bancorp, Inc., dated May 21, 2013);

(f) enter into or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or except as set forth in Section 6.1.2(f) of the CMS Bancorp Disclosure Schedule;

(g) incur any liabilities or obligations (excluding (i) customer deposit accounts, and retail repurchase agreements, (ii) existing ordinary course obligations such as rent, utilities, vendor payments, and payroll incurred by CMS Bancorp and the CMS Bancorp Subsidiaries and (iii) FHLB advances, CDARS borrowings, and federal funds purchased with securities sold under agreement to repurchase in the ordinary course of business consistent with parameters established in consultation with Putnam’s Chief Financial Officer and consistent with the prudent management and past practices of CMS Bancorp) in excess of $25,000 individually or $50,000 in the aggregate, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument;

(h) make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, except pursuant to binding commitments existing on the date hereof and as set forth in Section 6.1.2(h) of the CMS Bancorp Disclosure Schedule and except for expenditures reasonable and necessary to maintain assets in good repair;

(i) except for commitments issued prior to the date of this Agreement which have not yet expired and renewals of existing credit facilities which are not subject to Special Mention or a more adverse risk rating and which have been disclosed in Section 6.1.2(i) of the CMS Bancorp Disclosure Schedule, make any new loan (including leasing transactions) or other credit facility commitment or increase any loan or other credit facility commitment to any borrower or group of affiliated borrowers of the following types without prior consultation with and approval from Putnam’s Chief Lending Officer (or his designee), which approval shall be deemed to be given unless Putnam provides written objection to CMS Bancorp by the end of the second full Business Day after Putnam receives a written request from CMS Bancorp for approval:

(i)	consumer credit transactions secured by a “dwelling” (as defined in 12 CFR 1026.2(a)(19)) that are not in compliance with the applicable provisions of Regulation Z (12 CFR Part 1026) as they relate to CMS Bank as a “small creditor”, including the minimum standards for transactions secured by a dwelling in 12 CFR 1026.43.;

(ii)	commercial and industrial lines of credit and term loans in excess of $500,000 individually;

(iii)	standby letters of credit (secured by cash or real estate), remote deposit capture, ACH or any other established internal guidance credit facilities in excess of $750,000 individually;

(iv)	commercial real estate loans in excess of $2.5 million individually for an owner-occupied property and in excess of $2.0 million individually for a non-owner occupied property;

(v)	multi-family loans in excess of $2.5 million individually;

(vi)	commercial construction loans in excess of $750,000 individually; and

(vii)	development, acquisition, vacant land, or construction loans.

Notwithstanding any other statements herein to the contrary and except with respect to any residential or commercial loan modification undertaken by CMS Bank in the ordinary course of business and consistent with past practice not in excess of $1.2 million individually or $2.25 million in the aggregate, loans or commitments of new monies to borrowers or borrowing relationships with Special Mention or a more adverse risk rating shall not be made in any amount.

(j) (i) except as set forth in Section 6.1.2(j)(i) of the CMS Bancorp Disclosure Schedule, grant any increase in rates of compensation to its non-executive employees other than in the ordinary course of business consistent with past practice provided that, as approved by the Compensation Committee, no such increase shall result in an annual adjustment of more than 5% for 1-rated employees, 4% for 2-rated employees, 2% for 3-rated employees and 0% for 4- and 5rated employees, provided further, that such increases shall not result in an annual adjustment of more than 3% in the aggregate of base salary or hourly pay without prior consultation with and approval from Putnam’s Senior Vice President of Human Resources or Putnam’s Chief Financial Officer; grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers except as set forth on Section 6.1.2(j)(i) of the CMS Bancorp Disclosure Schedule without prior consultation with and approval from Putnam; grant any bonuses to its non-executive employees other than in the ordinary course of business consistent with past practice and bonuses that are reasonable and necessary to compensate CMS Bancorp employees through the Effective Date of the Merger, in consultation with the Senior Vice President and Human Resource Director of Putnam or Putnam’s Chief Financial Officer; enter into any employment, severance or similar agreements or arrangements with any director or employee; adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2(j)(i) of the CMS Bancorp Disclosure Schedule, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any CMS Bancorp Employee Plan not in the ordinary course of business consistent with past practice; or

(ii) except as set forth in Section 6.1.2(j)(ii) of the CMS Bancorp Disclosure Schedule, increase the number of (A) non-officer personnel employed by CMS Bancorp or any of the CMS Bancorp Subsidiaries over the current staffing level, or (B) officers employed by CMS Bancorp or the any of the CMS Bancorp Subsidiaries over the number of such officers currently so employed, without the prior consent of Putnam’s Senior Vice President and Human Resource Director or Putnam’s Chief Financial Officer.

(k) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(l) except as set forth in Section 6.1.2(l) of the CMS Bancorp Disclosure Schedule, make any equity investment or commitment to make such an investment in real estate or in any real estate development project including foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring;

(m) subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

(n) make any change in its accounting methods or practices, except changes as may be required by GAAP or by law or regulatory requirements;

(o) enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions;

(p) invest or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

(q) except as set forth in Section 6.1.2(q) of the CMS Bancorp Disclosure Schedule, make any material change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies, except as may be required by changes in applicable law or regulations or by GAAP;

(r) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is a party, other than in the ordinary course of business, consistent with past practice;

(s) except in the ordinary course of its business, purchase any debt securities or any equity securities, or purchase any security for its investment portfolio, or otherwise take any action that would materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities;

(t) enter into, renew, extend or modify any transaction with any Affiliate;

(u) except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment or severance agreement or similar agreement;

(v) except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any CMS Bancorp Employee Plan;

(w) without the prior consultation and consent of Putnam’s Chief Financial Officer, sell any participation interest in any existing or newly originated loan other than as permitted under Section 6.1.2(i), or acquire a participation in any loan except as set forth in and subject to the restrictions of Section 6.1.2(i) hereof;

(x) enter into any new or depart from any existing line of business;

(y) except in the ordinary course of business, without prior consultation with Putnam’s Chief Financial Officer, increase or decrease the rate of interest paid on deposits;

(z) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement being or becoming untrue in any material respect at or prior to the Effective Time of the Merger, (y) any of the conditions to the Merger, the Holding Company Merger and the Bank Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation;

(aa) take any action in violation of any outstanding enforcement action, or violate any law, rule, regulation or other formal or informal supervisory action involving a Bank Regulator, the SEC, Nasdaq Capital Market or any securities exchange;

(bb) except with respect to foreclosures or other collection actions (which are set forth in CMS Bancorp Disclosure Schedule 6.1.2(bb)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $75,000 individually or, for each fiscal quarter, $150,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations; or

(cc) agree to do any of the foregoing.

6.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger, CMS Bancorp will cause one or more of its representatives to confer with representatives of Putnam and report on the general status of its ongoing operations at such times as Putnam may reasonably request, which reports shall include, but not be limited to, discussion of the possible termination by CMS Bancorp of third-party service provider arrangements effective at the Effective Time of the Merger or at a date thereafter, non-renewal of personal and real property leases and software licenses used by CMS Bancorp or any of the CMS Bancorp Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CMS Bancorp shall not be obligated to take any such action prior to the Effective Time of the Merger and, unless CMS Bancorp otherwise agrees, no conversion shall take place prior to the Effective Time of the Merger. CMS Bancorp will promptly notify Putnam of any material change from the normal course of the business of CMS Bancorp or any of the CMS Bancorp Subsidiaries or in the operation of the properties of CMS Bancorp or any Subsidiary and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving CMS Bancorp or any of the CMS Bancorp Subsidiaries. With respect to such events, CMS Bancorp will also provide Putnam such information as Putnam may reasonably request from time to time. Within fifteen (15) calendar days after the end of each month, CMS Bancorp will deliver to Putnam an unaudited consolidated balance sheet and an unaudited consolidated statement of operations, without related notes, for such month prepared in accordance with CMS Bancorp’s current financial reporting practices.

6.3 Access to Properties and Records. In order to facilitate the consummation of the Merger, the Holding Company Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, CMS Bancorp will permit Putnam and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the CMS Bancorp Subsidiaries, and shall disclose and make available to Putnam during normal business hours throughout the period prior to the Effective Time of the Merger all of the books, papers and records of CMS Bancorp or any of the CMS Bancorp Subsidiaries relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Putnam may have a reasonable interest; provided, however, that CMS Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person. CMS Bancorp shall provide and shall request its auditors to provide Putnam with such historical financial information regarding CMS Bancorp and any of the CMS Bancorp Subsidiaries (and related audit reports and consents) as Putnam may reasonably request. Putnam shall use reasonable efforts to minimize any interference with CMS Bancorp’s and any of the CMS Bancorp Subsidiaries’ regular business operations during any such access to CMS Bancorp’s or the CMS Bancorp Subsidiaries’ personnel, property, books or records. CMS Bancorp and any of the CMS Bancorp Subsidiaries shall permit Putnam, at Putnam’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by CMS Bancorp or any of the CMS Bancorp Subsidiaries and, to the extent CMS Bancorp or any of the CMS Bancorp Subsidiaries has the contractual right to do so, at any Loan Property or Participation Facility.

6.4 Financial and Other Statements.

6.4.1 Promptly upon receipt thereof, CMS Bancorp will furnish to Putnam copies of each annual, interim or special audit of the books of CMS Bancorp and any of the CMS Bancorp Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to CMS Bancorp by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of CMS Bancorp and the CMS Bancorp Subsidiaries made by such accountants and/or internal auditors.

6.4.2 Except in connection with the preparation of proxy materials for the CMS Bancorp Shareholder Meeting, which shall be governed by Section 8.2, as soon as reasonably available, but in no event later than fifteen (15) calendar days following the submission by Putnam of all necessary filings to the applicable Governmental Entities under Section 8.3 and at least ten (10) days prior to the date such documents are filed with the SEC, CMS Bancorp will deliver to Putnam a draft of its proposed proxy solicitation materials which shall comply with its obligations under corporate law, the Banking Law and the Securities Laws. As soon as practicable, CMS Bancorp will furnish to Putnam copies of all such financial statements and reports and opinions as CMS Bancorp shall send to its shareholders or any other regulatory authority, except as legally prohibited thereby.

6.4.3 CMS Bancorp will advise Putnam promptly of the receipt of any examination report or written communication with any Bank Regulator with respect to the condition, activities or compliance of CMS Bancorp or the CMS Bancorp Subsidiaries.

6.4.4 CMS Bancorp will promptly furnish to Putnam such additional financial data as Putnam may reasonably request, including without limitation, detailed routine monthly loan reports and other reports that CMS Bancorp routinely produces.

6.5 Maintenance of Insurance. CMS Bancorp shall maintain, and shall cause each of the CMS Bancorp Subsidiaries to maintain, such insurance in such amounts as are reasonable to cover such risks management of CMS Bancorp and each of the CMS Bancorp Subsidiaries reasonably has determined to be prudent and as are customary in relation to the character and location of its and their respective properties and the nature of its and their respective businesses consistent with past practices.

6.6 Disclosure Supplements. From time to time prior to the Effective Time of the Merger, CMS Bancorp will promptly supplement or amend the CMS Bancorp Disclosure Schedule delivered in connection herewith with respect to any matter (including all developments in litigation matters) hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CMS Bancorp Disclosure Schedule or which is necessary to correct any information in such CMS Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to any CMS Bancorp Disclosure Schedule shall be deemed to be an admission by CMS Bancorp that such CMS Bancorp Disclosure Schedule was materially inaccurate prior to such supplement or amendment or that such supplement or amendment constitutes a material change. No supplement or amendment to such CMS Bancorp Disclosure Schedule shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7 Consents and Approvals of Third Parties. CMS Bancorp shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement. Upon Putnam’s request, without limiting the generality of the foregoing, CMS Bancorp shall utilize the services of a professional proxy soliciting firm acceptable to Putnam to help obtain the shareholder vote required to be obtained by it hereunder.

6.8 Reasonable Best Efforts. Subject to the terms and conditions herein provided, CMS Bancorp shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement during the first quarter of 2015 or as soon thereafter as practicable.

6.9 Failure to Fulfill Conditions. In the event that CMS Bancorp determines that a condition to its obligation to complete the Merger, the Holding Company Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify Putnam.

6.10 Acquisition Proposals.

6.10.1 From and after the date of this Agreement and until the termination of this Agreement, CMS Bancorp agrees that neither it nor any of the CMS Bancorp Subsidiaries shall, and that it shall direct and use its best efforts in good faith to cause its and such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. CMS Bancorp further agrees that neither it nor any of the CMS Bancorp Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CMS Bancorp or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the CMS Bancorp Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with Putnam; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of CMS Bancorp, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the CMS Bancorp Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, and (ii) the CMS Bancorp Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is at least as reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to CMS Bancorp’s shareholders from a financial point of view than the transactions contemplated by this Agreement. An Acquisition Proposal which is received and considered by CMS Bancorp in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” CMS Bancorp agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. CMS Bancorp agrees that it will notify Putnam immediately (within 24 hours) if any inquiries reasonably likely to lead to an Acquisition Proposal or an Acquisition Proposal is received by, any such information reasonably likely to lead to an Acquisition Proposal is requested from, or any such discussions or negotiations reasonably likely to lead to an Acquisition Proposal or an Acquisition Proposal are sought to be initiated or continued with CMS Bancorp or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Putnam informed of any material developments with respect thereto immediately upon the occurrence thereof.

6.10.2 In the event that the Board of Directors of CMS Bancorp determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify Putnam in writing of its intent to terminate this Agreement and to forego the execution of the Holding Company Merger Agreement and Bank Merger Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. Putnam shall have five Business Days to evaluate and respond to CMS Bancorp’s notice. If Putnam notifies CMS Bancorp in writing prior to the expiration of the five Business Day period provided above that it shall increase the Merger Consideration to an amount at least equal to that of such Superior Proposal (the “Putnam Proposal”), then CMS Bancorp shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its shareholders of, such Superior Proposal. Such notice by Putnam shall specify the new Merger Consideration. CMS Bancorp shall have five Business Days to evaluate the Putnam Proposal.

6.10.3 In the event the Superior Proposal involves consideration to CMS Bancorp’s shareholders consisting of securities, in whole or in part, a Putnam Proposal shall be deemed to be at least equal to the Superior Proposal, if the Putnam Proposal offers Merger Consideration that equals or exceeds the consideration being offered to CMS Bancorp’s shareholders in the Superior Proposal valuing any securities forming a part of the Superior Proposal at its cash equivalent based upon (a) for a public company, the average trading price of such securities for the 20 trading days immediately preceding the date of the Putnam Proposal, excluding the three (3) highest and three (3) lowest prices within such 30-day period, or (b) for a private company, the written valuation of such securities by a nationally recognized investment banking firm. Any written valuation shall be attached as an exhibit to the Putnam Proposal.

6.10.4 In the event that the Board of Directors of CMS Bancorp determines in good faith, upon the advice of its financial advisor and outside counsel, that the Putnam Proposal is not at least equal to the Superior Proposal, CMS Bancorp may terminate this Agreement and forego the execution of the Holding Company Merger Agreement and the Bank Merger Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to CMS Bancorp’s shareholders of, the Superior Proposal as provided in Section 11.1.10. Notwithstanding the foregoing, each director and executive officer who is a signatory to a Shareholder Agreement with Putnam shall, in their capacity as shareholders of CMS Bancorp, continue to be obligated to vote the shares represented by such Shareholder Agreement for approval of this Agreement and against the approval of any other business combination of CMS Bancorp or any CMS Bancorp Subsidiaries without the prior written authorization of Putnam.

6.11 Reserves and Merger-Related Costs. On or before the Effective Time of the Merger, CMS Bancorp shall use its reasonable best efforts in good faith to establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of CMS Bancorp and CMS Bank to those of Putnam (as such practices and methods are to be applied to CMS Bancorp and CMS Bank from and after the Closing Date) and Putnam’s plans with respect to the conduct of the business of CMS Bancorp and CMS Bank following the Merger and otherwise to reflect Merger and Merger-related expenses and costs incurred by CMS Bancorp, provided, however, that CMS Bancorp shall not be required to take such action unless Putnam agrees in writing that all conditions to Closing set forth in Article IX have been satisfied or waived (including the expiration of any applicable waiting periods but excluding the delivery of certificates and other documents to be delivered at the Closing); prior to the delivery by Putnam of the writing referred to in the preceding clause, CMS Bancorp shall, upon Putnam’s request, provide Putnam a written statement that the representation made in Section 4.22.1 hereof with respect to CMS Bancorp’s or CMS Bank’s allowance for possible loan losses is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by CMS Bancorp or any of the CMS Bancorp Subsidiaries pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by CMS Bancorp pursuant to this Section 6.12 if, in the written opinion of CMS Bancorp’s independent auditors, such action would contravene GAAP.

6.12 Transaction Expenses of CMS Bancorp and CMS Bank.

6.12.1 CMS Bancorp has provided Putnam with CMS Bancorp’s estimated budget of transaction-related expenses reasonably anticipated to be payable by CMS Bancorp in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, including the fees and expenses of counsel, accountants, investment bankers and other professionals. CMS Bancorp shall promptly notify Putnam if or when it determines that it expects to exceed its budget.

6.12.2 Promptly after the execution of this Agreement, CMS Bancorp shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. CMS Bancorp shall accrue and/or pay all of such amounts that are actually due and owing as soon as possible.

6.12.3 CMS Bancorp shall advise Putnam monthly of all out-of-pocket expenses that CMS Bancorp has incurred in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

6.13 Termination of the CMS Bancorp 401(k) Plan and CMS Bancorp ESOP.

6.13.1 CMS Bancorp shall take all necessary actions to terminate the CMS Bancorp 401(k) Plan, effective immediately prior to the Effective Time of the Merger, subject to the Closing of the Merger. In connection with the termination of the CMS Bancorp 401(k) Plan, CMS Bancorp shall, prior to the Closing Date submit a request to the IRS for a favorable determination letter as to the CMS Bancorp 401(k) Plan’s tax-qualified status under Code Section 401(a) on termination.

6.13.2 Subject to Closing, the CMS Bancorp ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). CMS Bancorp shall continue to accrue and make contributions to such CMS Bancorp ESOP for the plan year ending as of the ESOP Termination Date in accordance with the ESOP share acquisition loan amortization schedule in effect as of the date of this Agreement. With respect to termination of the CMS Bancorp ESOP, in no event later than one (1) business day prior to the Effective Time, a sufficient number of unallocated shares held as collateral pursuant to the CMS Bancorp ESOP shall be used to repay the outstanding ESOP share acquisition loan, and immediately thereafter CMS Bancorp will take all necessary actions to extinguish the remaining ESOP share acquisition loan. CMS Bancorp shall, prior to the Closing Date submit a request to the IRS for a favorable determination letter as to the CMS Bancorp ESOP’s tax-qualified status under Code Section 401(a) on termination. With the exception of the unallocated shares that are used to repay the outstanding ESOP share acquisition loan, which shall be exchanged on the Closing Date for the Merger Consideration, all plan assets shall be allocated for the benefit of such plan participants as of the ESOP Termination Date, subject to a receipt of a determination letter from the IRS with respect to the tax-qualified status of the CMS Bancorp ESOP on termination.

6.14 Termination of CMS Bancorp Defined Benefit Plan. CMS Bancorp shall take all necessary steps to terminate the frozen CMS Bancorp Defined Benefit Plan, effective prior to the Closing Date, subject to the Closing of the Merger, and to give timely the appropriate ERISA notices to participants of such termination. CMS Bancorp shall prepare the IRS Form 5310 for a favorable determination letter as to the CMS Bancorp Defined Benefit Plan’s tax-qualified status under Code Section 401(a) on termination. It is Putnam’s intention that such termination effective date shall occur before the Closing Date, with Putnam contributing the underfunded liability on termination after the Closing Date. CMS Bancorp shall, prior to the Closing Date, and Putnam shall after the Closing Date, use their best efforts to obtain the IRS favorable determination letter and take such other action as needed to cause a distribution of the CMS Bancorp Defined Benefit Plan’s accrued benefits to participants.

ARTICLE VII

COVENANTS OF PUTNAM

7.1 Disclosure Supplements. From time to time prior to the Effective Time of the Merger, Putnam will promptly supplement or amend the Putnam Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Putnam Disclosure Schedule or which is necessary to correct any information in such Putnam Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to any Putnam Disclosure Schedule shall be deemed to be an admission by Putnam that such Putnam Disclosure Schedule was materially inaccurate prior to such supplement or amendment or that such supplement or amendment constitutes a material change. No supplement or amendment to such Putnam Disclosure Schedule shall be deemed to have modified the representation, warranties and covenants the purpose of determining satisfaction of the conditions set forth in Article IX.

7.2 Consents and Approvals of Third Parties. Putnam shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.3 Reasonable Best Efforts. Subject to the terms and conditions herein provided, Putnam agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement during the first calendar quarter of 2015 or as soon thereafter as practicable.

7.4 Failure to Fulfill Conditions. In the event that Putnam determines that a condition to its and the Acquisition Corporation’s obligation to complete the Merger, the Holding Company Merger and the Bank Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify CMS Bancorp.

7.5 Employees and Employee Benefits.

7.5.1 Except as otherwise provided in this Agreement, Putnam will review all the CMS Bancorp Employee Plans to determine whether to maintain, terminate or continue such plans after the Effective Time of the Bank Merger. In the event that any CMS Bancorp Employee Plan is frozen or terminated by Putnam, former employees of CMS Bancorp who become employees of Putnam after the Effective Time of the Bank Merger (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any Putnam Employee Plan of similar character (to extent that one exists, other than any Putnam non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement, or Putnam Defined Benefit Plan). Continuing Employees who become participants in a Putnam Employee Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of CMS Bancorp or any predecessor thereto prior to the Effective Time of the Bank Merger. This Agreement shall not be construed to limit the ability of Putnam to terminate the employment of any CMS Bancorp employee or to review any CMS Bancorp Employee Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.5.2 Putnam shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on CMS Bancorp Disclosure Schedule 4.14.1, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time of the Bank Merger. The estimated amounts payable under the CMS Bancorp Employee Plans are set forth in the CMS Bancorp Benefits Schedule. Notwithstanding anything contained in Disclosure Schedule 4.14.1, no payment shall be made that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Sections 280G and 4999 of the Code. Any such determination to reduce payments or benefits shall be made in accordance with a written determination by Putnam’s independent accounting firm that such reduction is necessary to avoid penalties under Sections 280G and 4999 of the Code, and such determination shall be provided to each affected person. Putnam shall consider whether to offer any employee whose employment is terminated in connection with the Merger a consulting agreement or to request that an employee enter into a non-compete agreement for appropriate consideration.

7.5.3 For purposes of Putnam’s vacation and/or paid leave benefit programs, Putnam will give each Continuing Employee credit for such individual’s years of employment and accrued paid-time off balance with CMS Bancorp or CMS Bank as of the Effective Time of the Bank Merger.

7.5.4 Any employee of CMS Bancorp or a CMS Bancorp Subsidiary who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) at the Effective Time of the Bank Merger or within six (6) months following the Effective Time of the Bank Merger shall receive a lump sum severance payment from Putnam equal to two week’s base salary or base rate of pay at the rate then in effect, for each full year of employment, beginning with the original hire date and ending on the date of termination of employment, with CMS Bancorp or a CMS Bancorp Subsidiary, subject to a minimum of four weeks and a maximum of 26 weeks, provided, however that such employee enters into a release of claims against Putnam and its affiliates in a customary form reasonably satisfactory to Putnam. A “for cause” termination shall mean any termination of employment due to the occurrence of one or more of the following events: (A) the Continuing Employee’s failure of willful refusal to comply in any material respect with lawful Putnam’s (or any applicable Subsidiary’s) employment policies or directives, (B) the Continuing Employee’s commission of misconduct or an act of fraud, theft or embezzlement against Putnam (or any applicable Subsidiary), (C) the Continuing Employee’s conviction or plea of nolo contendere to any felony or crime involving moral turpitude, or (D) the Continuing Employee’s failure to substantially perform the duties and responsibilities of such Continuing Employee’s position. The estimated amounts payable under the CMS Bancorp Severance Plan are set forth in the CMS Bancorp Benefits Schedule.

7.5.5 In the event of any termination of any CMS Bancorp health plan or consolidation of any such plan with any Putnam health plan, Putnam shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Putnam employees. Unless a Continuing Employee affirmatively terminates coverage under a CMS Bancorp health plan prior to the time that such Continuing Employee becomes eligible to participate in the Putnam health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the CMS Bancorp health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Putnam and their dependents. In the event of a termination or consolidation of any CMS Bancorp health plan, terminated CMS Bancorp employees and qualified beneficiaries will have the right to continued coverage under group health plans of Putnam in accordance with COBRA.

7.5.6 Following the Closing Date, Putnam shall take all steps necessary or desirable to obtain a favorable determination letter on the termination of the CMS Bancorp 401(k) Plan to the extent that such determination letter has not been received before the Closing Date. As soon as administratively practicable following the receipt of an IRS favorable determination letter on the termination of the CMS Bancorp 401(k) Plan, the account balances of all participants and beneficiaries in the CMS Bancorp Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Putnam agrees to permit Continuing Employees to roll over their account balances in the CMS Bancorp 401(k) Plan to the Putnam 401(k) Plan.

7.5.7 Following the Closing Date, Putnam shall take all steps necessary or desirable to obtain a favorable determination letter on the termination of the CMS Bancorp Defined Benefit Plan to the extent that such determination letter has not been received before the Closing Date. As soon as administratively practicable following the receipt of an IRS favorable determination letter on the termination of the CMS Bancorp Defined Benefit Plan, Putnam shall take all necessary steps, including working with appropriate vendors to obtain deferred annuities for participants, to distribute the accrued benefits of participants in accordance with the terms of the CMS Bancorp Defined Benefit Plan.

7.5.8 Not later than the Effective Time, all remaining shares of CMS Bancorp Common Stock held by the CMS Bancorp ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. In connection with the termination of the CMS Bancorp ESOP, CMS Bancorp, CMS Bank, and/or Putnam following the Effective Time of the Bank Merger, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the CMS Bancorp ESOP. As soon as administratively practicable following the receipt of a favorable determination letter on the termination of the CMS Bancorp ESOP, the account balances in the ESOP shall be either distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, in accordance with the requirements of the Code and ERISA.

7.6 Directors and Officers Indemnification and Insurance.

7.6.1 Putnam shall maintain in effect for six (6) years following the Effective Time of the Merger, the current directors’ and officers’ liability insurance policies maintained by CMS Bancorp and the CMS Bancorp Subsidiaries (provided, that Putnam may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time of the Merger. In connection with the foregoing, CMS Bancorp agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. Alternatively, Putnam may purchase “tail coverage” for a period of six (6) years following the Effective Time of the Merger for CMS Bancorp’s and the CMS Bancorp Subsidiaries’ current directors and officers in amount and scope, and containing terms and conditions, which are not less favorable than CMS Bancorp’s current policy, and with an insurance company having a similar rating. The foregoing notwithstanding, in no event shall Putnam be required to expend on tail coverage in excess of 175% of the annual premium paid by CMS Bancorp for 2013 with respect to such insurance and if the annual premium exceeds such amount, Putnam shall provide the maximum amount of coverage that can be obtained for such amount.

7.6.2 From and after the Effective Time of the Merger, Putnam shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time of the Merger, a director or executive of CMS Bancorp (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Putnam, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, investigative or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or executive of CMS Bancorp or any of the CMS Bancorp Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time of the Merger (including, without limitation, the Merger, the Holding Company Merger and the Bank Merger and the other transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time of the Merger, the Effective Time of the Holding Company Merger or the Effective Time of the Bank Merger (the “Indemnified Liabilities”), as provided under applicable state or federal law and under CMS Bancorp’s Certificate of Incorporation and Bylaws. Putnam shall only pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party if permitted by applicable state or federal law and upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined not to be entitled to indemnification.

7.7 The Acquisition Corporation. Prior to the Effective Time of the Merger, the Acquisition Corporation will be a corporation duly organized and in good standing or legal existence, as appropriate, under Delaware law with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as then conducted and shall be duly licensed or qualified to do business and be in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1 CMS Bancorp Special Meeting. CMS Bancorp will, in accordance with applicable law and CMS Bancorp’s Certificate of Incorporation and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “CMS Bancorp Shareholders Meeting”) for the purpose of approving this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be, in CMS Bancorp’s and Putnam’s reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of CMS Bancorp as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) cooperate and consult with Putnam with respect to each of the foregoing matters. Except with the prior approval of Putnam, no other matters shall be submitted for approval of the CMS Bancorp shareholders at the CMS Bancorp Shareholders Meeting.

8.2 Proxy Statement.

8.2.1 For the purposes of holding the CMS Bancorp Shareholders Meeting, CMS Bancorp shall draft and prepare, and Putnam shall cooperate in the preparation of, a proxy statement or statements satisfying all legal requirements and all material provisions and regulations thereunder (such proxy statement in the form mailed by CMS Bancorp to the CMS Bancorp shareholders and filed with the SEC, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement”).

8.2.2 Putnam shall provide CMS Bancorp with any information concerning Putnam and the Acquisition Corporation that CMS Bancorp may reasonably request in connection with the drafting and preparation of the Proxy Statement and CMS Bancorp shall notify Putnam promptly of any problems with respect to the Proxy Statement. CMS Bancorp shall give Putnam and its counsel the opportunity to review and comment on the Proxy Statement prior to its being printed and filed with the SEC and shall give Putnam and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement prior to their being printed and filed with the SEC. Each of Putnam and CMS Bancorp agrees to use all reasonable efforts, after consultation with the other party hereto, to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of CMS Bancorp Common Stock entitled to vote at the CMS Bancorp Shareholders Meeting and filed with the SEC at the earliest practicable time.

8.2.3 Putnam and CMS Bancorp each shall promptly notify the other party if at any time either of them, respectively, becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Putnam shall cooperate with CMS Bancorp in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and CMS Bancorp shall mail an amended Proxy Statement to CMS Bancorp’s shareholders.

8.3 Regulatory Approvals. Each of CMS Bancorp, Putnam and the Acquisition Corporation will cooperate with the other parties hereto and use all reasonable efforts to prepare and expeditiously file as soon as reasonably practicable all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including without limitation the Merger and the Bank Merger. Within forty-five (45) days after the date of this Agreement, Putnam and the Acquisition Corporation shall prepare and submit the necessary filings to the applicable Governmental Entities, including but not limited to the FDIC, the NYSDFS and the FRB, seeking consent to the consummation of the Merger, the Holding Company merger and the Bank Merger and transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement. CMS Bancorp, Putnam and the Acquisition Corporation will furnish each other party hereto and each other party’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement and any petition or any other statement or application made by or on behalf of Putnam, the Acquisition Corporation or CMS Bancorp to any Governmental Entity in connection with the Merger, the Holding Company Merger and the Bank Merger, and the other transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement with any Governmental Entity. In addition, Putnam, the Acquisition Corporation and CMS Bancorp shall each furnish to each other party hereto for review a copy of each such filing made in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement with any Governmental Entity prior to its filing.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each party under this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 This Agreement and the transactions contemplated by this Agreement, including the Merger, the Holding Company Merger, and the Bank Merger, shall have been approved by the requisite vote of shareholders of Acquisition Corporation, CMS Bancorp and CMS Bank.

9.1.2 None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement.

9.1.3 All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, including the Merger, the Holding Company Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Trustees of Putnam, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of CMS Bancorp and Putnam or otherwise materially impair the value of CMS Bancorp to Putnam.

9.2 Conditions to the Obligations of Putnam under this Agreement. The obligations of Putnam under this Agreement shall be further subject to the satisfaction or waiver of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing:

9.2.1 Except as otherwise contemplated by this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement or consented to in writing by Putnam, the representations and warranties of CMS Bancorp and CMS Bank set forth in this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, each of the representations and warranties of CMS Bancorp or CMS Bank that are qualified as to materiality shall be true and correct, and each of the representations and warranties of CMS Bancorp or CMS Bank that are not expressly qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the specified date in the case of any representation and warranty which relates to a specific date); and CMS Bancorp and CMS Bank shall each have delivered to Putnam a certificate of CMS Bancorp and CMS Bank to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CMS Bancorp and CMS Bank as of the Effective Time of the Merger.

9.2.2 As of the Closing Date, CMS Bancorp and the CMS Bancorp Subsidiaries shall have performed in all material respects all obligations and complied with all agreements or covenants of CMS Bancorp and the CMS Bancorp Subsidiaries to be performed or complied with by each of them at or prior to the Effective Date of the Merger under this Agreement; and Putnam shall have received a certificate signed on behalf of CMS Bancorp by the Chief Executive Officer and Chief Financial Officer of CMS Bancorp to such effect dated as of the Effective Time of the Merger.

9.2.3 CMS Bancorp and the CMS Bancorp Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the Holding Company Merger and the Bank Merger by CMS Bancorp.

9.2.4 Reasonably contemporaneously with the execution of this Agreement, each executive officer and director of CMS Bancorp shall have executed a Shareholder Agreement in the form attached as Exhibit C hereto.

9.2.5 Since June 30, 2014, no event has occurred or circumstance has arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CMS Bancorp or CMS Bank.

9.2.6 Any order or formal or informal supervisory action by any Bank Regulators, the SEC, the Nasdaq Capital Market or any securities exchange received by CMS Bancorp or CMS Bank, whether before or after the date of this Agreement, shall not become applicable to Putnam.

9.2.7 CMS Bancorp shall have taken all steps necessary to effectuate the redemption immediately prior to Closing of all outstanding shares of the CMS Bancorp Preferred Stock, including the payment of any dividends then owed, in accordance with the terms and requirements of the Certificate of Designation Establishing the Designator, Powers, Preferences, Limitations, Restrictions and Relative Rights of Series A Preferred Stock of CMS Bancorp, Inc., dated May 21, 2013, and any amendments thereto.

9.2.8 As of immediately prior to the Effective Time of the Merger, not more than 10% of the issued and outstanding shares of CMS Bancorp Common Stock shall have served (and not withdrawn) a written notice of dissent from this Agreement to CMS Bancorp under applicable Delaware law.

9.3 Conditions to the Obligations of CMS Bancorp and CMS Bank under this Agreement. The obligations of CMS Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing:

9.3.1 Except as otherwise contemplated by this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement or consented to in writing by CMS Bancorp or CMS Bank, the representations and warranties of Putnam and the Acquisition Corporation set forth in this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, each of the representations and warranties of Putnam that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Putnam that are not expressly qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the specified date in the case of any representation and warranty which relates to a specific date), and Putnam shall have delivered to CMS Bancorp and CMS Bank a certificate of Putnam to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Putnam as of the Effective Time of the Merger.

9.3.2 As of the Closing Date, Putnam shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Putnam to be performed or complied with by it at or prior to the Effective Date of the Merger under this Agreement; and CMS Bancorp shall have received a certificate signed on behalf of Putnam by the Chief Executive Officer and Chief Financial Officer of Putnam to such effect dated as of the Effective Time of the Merger.

9.3.3 Putnam shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the Holding Company Merger and the Bank Merger by Putnam and the Acquisition Corporation, the failure to obtain which would have a Material Adverse Effect on Putnam and its Subsidiaries, taken as a whole.

9.3.4 Putnam shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall have provided CMS Bancorp with a certificate evidencing such delivery.

ARTICLE X

THE CLOSING

10.1 Time and Place. Subject to the provisions of Articles IX and XI hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, N.W., Ste. 780, Washington, D.C. at 10:00 a.m. on the date determined by Putnam, in its sole discretion, upon five (5) Business Days prior written notice to CMS Bancorp and CMS Bank, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (excluding, for purposes of calculating the Closing Date, the expiration of any applicable waiting period), or at such other place, date or time upon which Putnam, CMS Bancorp and CMS Bank mutually agree.

10.2 Deliveries at the Closing. At the Closing there shall be delivered (i) to Putnam and CMS Bancorp the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof and (ii) to the Exchange Agent on behalf of CMS Bancorp the Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement, including the subsequent execution of the Holding Company Merger Agreement and the Bank Merger Agreement following consummation of the Merger, foregone at any time prior to the Closing Date, whether before or after approval of the Merger and the transactions contemplated by this Agreement by the shareholders of CMS Bancorp:

11.1.1 By the mutual written agreement of Putnam and CMS Bancorp;

11.1.2 By either Putnam or CMS Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 9.2.1 or 9.3.1, as the case may be, would not be satisfied and such breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Putnam to CMS Bancorp (or by CMS Bancorp to Putnam) of such breach;

11.1.3 By either Putnam or CMS Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 9.2.2 or 9.3.2, as the case may be, would not be satisfied and such failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Putnam to CMS Bancorp (or by CMS Bancorp to Putnam) of such failure;

11.1.4 By either Putnam or CMS Bancorp if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Putnam and CMS Bancorp; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5 By either Putnam or CMS Bancorp if the shareholders of CMS Bancorp shall have voted at the CMS Bancorp Shareholders Meeting on this Agreement, the Merger and the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve the Agreement, the Merger and the transactions contemplated by this Agreement;

11.1.6 By either Putnam or CMS Bancorp (a) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement, which final action (i) has become nonappealable and (ii) does not approve or state a non-objection to this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, (b) if any regulatory authority whose approval or non-objection is required in connection with this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement has stated in writing that it will not issue the required approval or non-objection, or (c) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, the Holding Company Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7 By either Putnam or CMS Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger, the Holding Company Merger and the Bank Merger, as set forth in Article IX, cannot be satisfied or fulfilled by the Termination Date;

11.1.8 By Putnam if (a) at any time prior to the CMS Bancorp Shareholder Meeting, the CMS Bancorp Board of Directors shall have failed for any reason to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Putnam, or (b) the CMS Bancorp Board of Directors shall have failed for any reason to call, give notice of, convene and hold the CMS Bancorp Shareholder Meeting by February 14, 2015 (unless otherwise agreed to by Putnam);

11.1.9 By Putnam if a tender offer or exchange offer for 25% or more of the outstanding shares of CMS Bancorp Common Stock is commenced (other than by Putnam), and the CMS Bancorp Board of Directors recommends that the shareholders of CMS Bancorp tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days after commencement of the tender offer or exchange offer; or

11.1.10 At any time prior to the CMS Bancorp Shareholders Meeting, by CMS Bancorp in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by CMS Bancorp and the CMS Bancorp Board of Directors in compliance with Section 6.10 hereof, provided, however, that this Agreement may be terminated by CMS Bancorp pursuant to this Section 11.1.10 only after the fifth Business Day following Putnam’s receipt of written notice from CMS Bancorp advising Putnam that CMS Bancorp is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five-Business Day period, Putnam does not, in its sole discretion, make a Putnam Proposal that the CMS Bancorp’s Board of Directors determines, in compliance with Section 6.10.4 hereof, is not at least equal to the Superior Proposal.

For purposes of this Section 11.1, termination of this Agreement by Putnam shall be deemed to constitute a termination on behalf of the Acquisition Corporation.

11.2 Effect of Termination.

11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force and the parties will forego the execution of the Holding Company Merger Agreement and the Bank Merger Agreement, except that (i) the provisions of Sections 12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and (ii) any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2 In recognition of the efforts, expenses and other opportunities foregone by Putnam while structuring and pursuing the Merger, the Holding Company Merger and the Bank Merger, the parties hereto agree that CMS Bancorp shall pay to Putnam a termination fee of One Million Dollars ($1.0 million) (the “CMS Bancorp Termination Fee”) in the manner set forth below only if:

(i)	this Agreement is terminated by Putnam pursuant to Section 11.1.8 or 11.1.9;

(ii)	this Agreement is terminated by (A) Putnam pursuant to Sections 11.1.2 or 11.1.3, or (B) by either Putnam or CMS Bancorp pursuant to Section 11.1.5, and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CMS Bancorp or the CMS Bancorp Board of Directors (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of CMS Bancorp contemplated by this Agreement at the CMS Bancorp Shareholder Meeting, in the case of clause (B), or the date of termination of this Agreement, in the case of clause (A); or

(iii)	this Agreement is terminated by CMS Bancorp pursuant to Section 11.1.10.

Any amount that becomes payable by CMS Bancorp pursuant to Section 11.2.2(i) or (iii) shall be satisfied on or before the third Business Day following termination of this Agreement. Any amount that becomes payable by CMS Bancorp pursuant to Section 11.2.2(ii) shall be satisfied on or before the third Business Day following termination of this Agreement and CMS Bancorp or CMS Bank enters into a definitive agreement relating to an Acquisition Transaction or the consummation of an Acquisition Transaction within one (1) year after termination of this Agreement pursuant to Section 11.2.2(ii), by wire transfer of immediately available funds to an account designated by Putnam.

11.2.3 In the event of a termination of this Agreement pursuant to Section 11.1.2 or 11.1.3 hereof resulting from the willful conduct or gross negligence of CMS Bancorp on the one hand or Putnam or the Acquisition Corporation on the other, CMS Bancorp or Putnam shall be obligated to reimburse Putnam or CMS Bancorp, as the case may be, for up to Three Hundred Fifty Thousand Dollars ($350,000) of documented reasonable out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement (collectively referred to as “Costs”). The payment of Costs is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity or as is contemplated herein. Any amount that becomes payable by Putnam pursuant to this Section 11.2.3 shall be satisfied by wire transfer of immediately available funds to an account designated by CMS Bancorp on or before the third Business Day following termination of this Agreement. Any amount that becomes payable by CMS Bancorp pursuant to this Section 11.2.3 shall be satisfied on or before the third Business Day following termination of this Agreement.

11.2.4 Except as provided in Sections 11.2.2 and 11.2.3, whether or not the Merger is consummated, all Costs incurred in connection with this Agreement and the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement shall be borne by the party incurring such Costs.

11.2.5 In no event shall any officer, agent or director of CMS Bancorp, the CMS Bancorp Subsidiaries, Putnam or any Putnam Subsidiary, be personally liable hereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

11.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time of the Merger (whether before or after approval of this Agreement and the transactions contemplated by this Agreement by the shareholders of CMS Bancorp), the parties hereto by action of their respective Boards of Directors or Trustees, as applicable, may (a) amend this Agreement, (b) amend the form of the Holding Company Merger Agreement or the Bank Merger Agreement, (c) extend the time for the performance of any of the obligations or other acts of any other party under this Agreement, (c) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (d) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of this Agreement and the transactions contemplated by this Agreement by the shareholders of CMS Bancorp, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to CMS Bancorp’s shareholders or Option holders pursuant to this Agreement. This Agreement and the form of the Holding Company Merger Agreement and Bank Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1 Confidentiality. Except as specifically set forth herein, Putnam and CMS Bancorp mutually agree to be bound by the terms of the confidentiality agreements previously executed by the parties hereto (the “Confidentiality Agreements”), which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

12.2 Public Announcements. CMS Bancorp and Putnam shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither CMS Bancorp nor Putnam shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

12.3 Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on and be terminated and extinguished at the Effective Date of the Merger, other than those covenants set forth in Sections 2.3, 2.4, 2.5, 7.5 and 7.6 or any other covenant that by its terms is to survive or be performed after the Effective Date of the Merger.

12.4 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by Federal Express addressed as follows:

If to CMS Bancorp or CMS Bank, to:

CMS Bancorp, Inc.

CMS Bank

123 Main Street

White Plains, New York 10601

Attn: John Ritacco

President and Chief Executive Officer

Email: jritacco@cmsnk.com

With required copies to:

Paul Hastings, LLP

875 15 Street, NW

Washington, D.C. 20005

Attn: V. Gerard Comizio

Email: vgerardcomizio@paulhastings.com

If to Putnam or the Acquisition Corporation, to:

Putnam County Savings Bank

2477 Route 6

Brewster, New York 10509

Attn: Joseph D. Roberto

Chairman, President and Chief Executive Officer

Email: jroberto@mypcsb.com

With required copies to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Ste. 780

Washington, D.C. 20015

Attn: Kip Weissman

Email: kweissman@luselaw.com

Attn: Marc P. Levy

Email: mlevy@luselaw.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

12.5 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6 Complete Agreement. This Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, including the Exhibit and Disclosure Schedules hereto and the documents and other writings referred to in this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement or delivered pursuant to this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement, together with the Confidentiality Agreements referred to in Section 12.1, contain the entire agreement and understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth in this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement and the Confidentiality Agreements referred to in Section 12.1. This Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement supersede all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to their subject matter.

12.7 Counterparts. This Agreement may be executed in counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9 Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to conflicts of laws principles that would require the application of any other law.

12.10 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Exhibit A – Form of Holding Company Merger Agreement

Exhibit B – Form of Bank Merger Agreement

Exhibit C – Form of Shareholder Agreement

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

PUTNAM COUNTY SAVINGS BANK

By:	/s/ Joseph D. Roberto
Name:	Joseph D. Roberto
Title:	President and Chief Executive Officer

PUTNAM COUNTY ACQUISITION CORPORATION

By:	/s/ Joseph D. Roberto
Name:	Joseph D. Roberto
Title:	President and Chief Executive Officer

CMS BANCORP, INC.

By:	/s/ John Ritacco
Name: Title:	John Ritacco President and Chief Executive Officer

CMS BANK

By:	/s/ John Ritacco
Name: Title:	John Ritacco President and Chief Executive Officer

Exhibit A

EXECUTION COPY

HOLDING COMPANY MERGER AGREEMENT

This Merger Agreement (this “Holding Company Merger Agreement”) is made and entered into by and between Putnam County Savings Bank, a New York-chartered mutual savings bank (“Putnam”), and CMS Bancorp, Inc., a Delaware corporation (“CMS Bancorp”), immediately following the Merger (as defined below).

WITNESSETH

WHEREAS, Putnam, Putnam County Acquisition Corporation, CMS Bank and CMS Bancorp entered into an Agreement and Plan of Merger, dated as of September 25, 2014 (the “Agreement”);

WHEREAS, pursuant to the Agreement, Putnam County Acquisition Corporation, a wholly-owned subsidiary of Putnam, merged with and into CMS Bancorp, with CMS Bancorp as the surviving corporation (the “Merger”);

WHEREAS, pursuant to the Agreement and immediately following the consummation of the Merger, CMS Bancorp shall merge with and into Putnam, with Putnam as the surviving institution (the “Holding Company Merger”);

WHEREAS, following the Merger, all of the issued and outstanding shares of CMS Bancorp common stock, par value $0.01 (the “CMS Bancorp Common Stock”), are held by Putnam;

WHEREAS, Putnam, as the sole stockholder of CMS Bancorp, has voted all of the issued and outstanding shares of the CMS Bancorp Common Stock in favor of the Holding Company Merger; and

WHEREAS, the Board of Directors of CMS Bancorp and the Board of Trustees of Putnam have each unanimously voted in favor of the Holding Company Merger pursuant to this Holding Company Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 “Holding Company Merger” shall refer to the merger of CMS Bancorp with and into Putnam as provided in Section 2.1 of this Holding Company Merger Agreement.

1.2 “Banking Superintendent” shall mean the Superintendent of the New York Department of Financial Services.

1.3 “Banking Law” shall mean the Banking Law of the State of New York.

1.4 “CMS Bancorp Common Stock” shall have the meaning set forth in the recitals.

1.5 “Corporate Law” shall mean the Delaware General Corporations Law.

1.6 “Effective Time of the Holding Company Merger” shall mean the date and time at which the Holding Company Merger contemplated by this Holding Company Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.7 “Effective Time of the Merger” shall mean the date and time at which the Merger became effective as provided in the Agreement.

1.8 “Merger” shall have the meaning set forth in the recitals.

1.9 “SOSDE” means the Secretary of State of the State of Delaware.

1.10 “SOSNY” means the Secretary of State of the State of New York.

1.11 “Surviving Bank” shall refer to Putnam as the surviving bank in the Holding Company Merger. The location of the main office of Putnam shall be at 2477 Route 6, Brewster, New York 10509.

ARTICLE 2

TERMS OF THE HOLDING COMPANY MERGER

2.1 The Holding Company Merger

(a) Immediately following the Effective Time of the Merger, CMS Bancorp and Putnam shall execute the Holding Company Merger Agreement and CMS Bancorp shall be merged with and into Putnam pursuant to Article 13, Section 600(7) of the Banking Law, Title 8, Section 258 of the Corporate Law and other applicable law. Putnam shall be the Surviving Bank in the Holding Company Merger and shall continue to be regulated by the Banking Superintendent.

(b) As a result of the Holding Company Merger, each share of CMS Bancorp Common Stock issued and outstanding prior to the Effective Time shall automatically be canceled and shall cease to exist.

(c) The Holding Company Merger shall have the effects set forth at Article 13, Section 600(7) of the Banking Law and Title 8, Section 258 of the Corporate Law, wherein following the consummation of the Holding Company Merger, CMS Bancorp shall cease to exist and Putnam shall continue to be regulated by the Banking Superintendent as the Surviving Bank.

2.2 Effective Time

The Holding Company Merger shall become effective as of the close of the business on the date that this Holding Company Merger Agreement and the approval of the Banking Superintendent are filed with the SOSDE and SOSNY. The Holding Company Merger shall not be effective unless and until approved by the Banking Superintendent and all other “Governmental Entities” (as defined in the Agreement) as contemplated by the Agreement. The Holding Company Merger Agreement shall not be executed until immediately after the Effective Time of the Merger.

2.3 Name of the Surviving Bank

The name of the Surviving Bank shall be “Putnam County Savings Bank” and, on or after the Effective Time of the Holding Company Merger, the main office of the Surviving Bank shall be 2477 Route 6, Brewster, New York 10509.

2.4 Organization Certificate

On or after the Effective Time of the Holding Company Merger, the Organization Certificate, as amended, of Putnam in effect immediately prior to the Effective Time of the Holding Company Merger shall be the Organization Certificate of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.5 Bylaws

On and after the Effective Time of the Holding Company Merger, the Bylaws, as amended, of Putnam in effect immediately prior to the Effective Time of the Holding Company Merger shall be the Bylaws of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.6 Trustees and Officers

In accordance with its Bylaws, as amended, the current number of trustees of Putnam is seven (7). On and after the Effective Time of the Holding Company Merger, the trustees of the Surviving Bank shall be the same trustees of Putnam as prior to the Effective Time of the Holding Company Merger. On and after the Effective Time of the Holding Company Merger, the officers of the Surviving Bank shall be the officers of Putnam as prior to the Effective Time of the Holding Company Merger supplemented by those officers of CMS Bancorp who accept employment from Putnam, in each case until their respective successors are duly elected or appointed and qualified. The trustees and officers of the Surviving Bank shall hold office in accordance with the Organization Certificate and Bylaws of the Surviving Bank.

2.7 Effects of the Holding Company Merger.

Upon consummation of the Holding Company Merger, and in addition to the effects under applicable law:

(i) all rights, franchises and interests of CMS Bancorp in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Holding Company Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by CMS Bancorp immediately prior to the Effective Time of the Holding Company Merger; and

(ii) the Surviving Bank shall be liable for all liabilities of CMS Bancorp, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of CMS Bancorp shall be preserved unimpaired.

ARTICLE 3

REPRESENTATIONS

Each of Putnam and CMS Bancorp represents and warrants that this Holding Company Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

ARTICLE 4

MISCELLANEOUS

4.1 Amendments. To the extent permitted by law, this Holding Company Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of CMS Bancorp and the Board of Trustees of Putnam.

4.2 Additional Actions. If, at any time after the Effective Time of the Holding Company Merger, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of CMS Bancorp acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Holding Company Merger, or (ii) otherwise carry out the purposes of this Holding Company Merger Agreement, CMS Bancorp and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurance in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Holding Company Merger Agreement; and the proper officers and trustees of the Surviving Bank are fully authorized in the name of CMS Bancorp or otherwise to take any and all such action.

4.3 Successors. This Holding Company Merger Agreement shall be binding on the successors of Putnam and CMS Bancorp.

4.4 Counterparts. This Holding Company Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.5 Termination. This Holding Company Merger Agreement will terminate and the Holding Company Merger and the other transactions contemplated by this Holding Company Merger Agreement will be abandoned if, at any time prior to the Effective Time of the Holding Company Merger, CMS Bancorp and Putnam agree in writing to terminate this Holding Company Merger Agreement.

[Signatures on next page.]

In accordance with the procedures set forth in the Banking Law and other applicable law, Putnam and CMS Bancorp have caused this Holding Company Merger Agreement to be executed by their duly authorized representatives on the date indicated.

PUTNAM COUNTY SAVINGS BANK

ATTEST:

By:		By:
Name:	Joseph D. Roberto	Name:
Title:	President and Chief Executive Officer	Title:

CMS BANCORP, INC.

ATTEST:

By:		By:
Name:	John Ritacco	Name:
Title:	President and Chief Executive Officer	Title:

[Signature page to Holding Company Merger Agreement]

Exhibit B

EXECUTION COPY

ARTICLES OF COMBINATION

and

BANK MERGER AGREEMENT

These Articles of Combination and Bank Merger Agreement (this “Bank Merger Agreement”) are made and entered into by and between Putnam County Savings Bank, a New York-chartered mutual savings bank (“Putnam”), and CMS Bank, a New York-chartered stock savings bank (“CMS Bank”) immediately following the Holding Company Merger (as defined below).

WITNESSETH

WHEREAS, Putnam, Putnam County Acquisition Corporation, a Delaware corporation, CMS Bank and CMS Bancorp, Inc., a Delaware corporation (“CMS Bancorp”), entered into an Agreement and Plan of Merger, dated as of September 25, 2014 (the “Agreement”), wherein Putnam County Acquisition Corporation, a wholly owned subsidiary of Putnam, merged with and into CMS Bancorp, Inc. on September 25, 2014 (the “Effective Time of the Merger”);

WHEREAS, immediately following the Effective Time of the Merger, CMS Bancorp merged with and into Putnam (the “Effective Time of the Holding Company Merger”) pursuant to an Agreement and Plan of Merger by and between CMS Bancorp and Putnam (the “Holding Company Merger Agreement”)

WHEREAS, CMS Bank is a wholly-owned subsidiary of Putnam;

WHEREAS, CMS Bank has issued and outstanding 1,000 shares of common stock, par value $1.00 per share (“CMS Bank Common Stock”), all of which is eligible to vote;

WHEREAS, Putnam, as the sole stockholder of CMS Bank, has voted all of the issued and outstanding shares of CMS Bank Common Stock in favor of the merger of CMS Bank with and into Putnam (the “Bank Merger”); and

WHEREAS, the Board of Directors of CMS Bank and the Board of Trustees of Putnam have each unanimously voted in favor of the merger of CMS Bank with and into Putnam pursuant to this Articles of Combination and Bank Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 “Agreement” shall refer to the Agreement and Plan of Merger by and between Putnam, Putnam County Acquisition Corporation, CMS Bancorp, Inc. and CMS Bank, dated September 25, 2014.

1.2 “Bank Merger” shall refer to the merger of CMS Bank with and into Putnam as provided in Section 2.1 of this Bank Merger Agreement.

1.3 “Bank Merger Agreement” shall refer to this Articles of Combination and Bank Merger Agreement by and between Putnam County Savings Bank and CMS Bank.

1.4 “Banking Superintendent” shall mean the Superintendent of the New York Department of Financial Services.

1.5 “Banking Law” shall mean the Banking Law of the State of New York.

1.6 “CMS Bank Common Stock” shall have the meaning set forth in the recitals.

1.7 “Effective Time of the Bank Merger” shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.8 “Effective Time of the Holding Company Merger” shall mean the date and time at which the Holding Company Merger became effective as provided in the Holding Company Merger Agreement.

1.9 “Effective Time of the Merger” shall mean the date and time at which the Merger became effective as provided in the Agreement.

1.10 “Holding Company Merger” shall refer to the merger of CMS Bancorp with and into Putnam, with Putnam as the Surviving Bank, as provided by the Holding Company Merger Agreement.

1.11 “Holding Company Merger Agreement” shall refer to the Agreement and Plan of Merger by and between Putnam and CMS Bancorp dated             , 2014.

1.12 “Merger” shall refer to the merger of Putnam County Acquisition Corporation with and into CMS Bancorp, with CMS Bancorp as the surviving entity.

1.13 “SOTS” means the Secretary of the State of the State of New York.

1.14 “Surviving Bank” shall refer to Putnam as the surviving bank in the Bank Merger. The location of the main office of Putnam shall be at 2477 Route 6, Brewster, New York 10509.

ARTICLE 2

TERMS OF THE BANK MERGER

2.1 The Bank Merger

(a) Immediately following the Effective Time of the Holding Company Merger, CMS Bank and Putnam shall execute the Bank Merger Agreement and CMS shall be merged with and into Putnam pursuant to Section 600(8) of the Banking Law and other applicable law. Putnam shall be the Surviving Bank in the Bank Merger and shall continue to be regulated by the Banking Superintendent.

(b) As a result of the Bank Merger, each share of CMS Bank Common Stock issued and outstanding prior to the Effective Time of the Bank Merger shall automatically be canceled and shall cease to exist.

(c) As a result of the Bank Merger, each holder of a deposit account in CMS Bank, as of the effective date of the Bank Merger, shall have the same rights and privileges in Putnam as if such deposit account had been established at Putnam, and all deposit accounts established at CMS Bank, respectively, prior to the effective date of the Bank Merger, shall confer on a depositor the same rights and privileges in CMS Bank as if such deposit account had been established at Putnam on the date established at CMS Bank, including with respect to subscription rights in any conversion of Putnam to stock form that occurs subsequent to the Bank Merger of CMS Bank with and into Putnam.

(d) The Bank Merger shall have the effects set forth at Section 600(8) of the Banking Law.

2.2 Effective Time

The Bank Merger shall become effective as of the close of the business on the date that this Bank Merger Agreement and the approval of the Banking Superintendent are filed with the SOTS. The Bank Merger shall not be effective unless and until approved by the Banking Superintendent and all other “Governmental Entities” (as defined in the Agreement) as contemplated by the Agreement. The Effective Time of the Bank Merger shall be immediately following the Effective Time of the Holding Company Merger.

2.3 Name of the Surviving Bank

The name of the Surviving Bank shall be “Putnam County Savings Bank” and, on or after the Effective Time of the Bank Merger, the main office of the Surviving Bank shall be 2477 Route 6, Brewster, New York 10509.

2.4 Organization Certificate

On or after the Effective Time of the Bank Merger, the Organization Certificate, as amended, of Putnam in effect immediately prior to the Effective Time of the Bank Merger shall be the Organization Certificate of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.5 Bylaws

On and after the Effective Time of the Bank Merger, the Bylaws, as amended, of Putnam in effect immediately prior to the Effective Time of the Bank Merger shall be the Bylaws of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.6 Trustees and Officers

In accordance with its Bylaws, as amended, the current number of trustees of Putnam is seven (7). On and after the Effective Time of the Bank Merger, the trustees of the Surviving Bank shall be the same trustees of Putnam as prior to the Effective Time and the Surviving Bank shall appoint one current member of the CMS Bank board of directors to serve as a trustee of Putnam. In addition, Putnam shall establish an advisory board for a one (1) year term following the Effective Time of the Bank Merger. The board shall consist of each member of the CMS Bank board of directors not appointed to the Putnam board of trustees. The advisory board shall meet on a quarterly basis and each advisory board member attending such meeting shall receive $1,000 per meeting. On and after the Effective Time of the Bank Merger, the officers of the Surviving Bank shall be the officers of Putnam as prior to the Effective Time of the Bank Merger supplemented by those officers of CMS Bank who accept employment from Putnam, in each case until their respective successors are duly elected or appointed and qualified. The trustees and officers of the Surviving Bank shall hold office in accordance with the Organization Certificate and Bylaws of the Surviving Bank.

2.7 Effects of the Bank Merger.

Upon consummation of the Bank Merger, and in addition to the effects under applicable law:

(i) all rights, franchises and interests of CMS Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by CMS Bank immediately prior to the Effective Time; and

(ii) the Surviving Bank shall be liable for all liabilities of CMS Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of CMS Bank shall be preserved unimpaired.

ARTICLE 3

REPRESENTATIONS

Each of Putnam and CMS Bank represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

ARTICLE 4

MISCELLANEOUS

4.1 Amendments. To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of CMS Bank and the Board of Trustees of Putnam.

4.2 Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of CMS Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Bank Merger Agreement, CMS Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurance in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and trustees of the Surviving Bank are fully authorized in the name of CMS Bank or otherwise to take any and all such action.

4.3 Successors. This Bank Merger Agreement shall be binding on the successors of Putnam and CMS Bank.

4.4 Counterparts. This Bank Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.5 Termination. This Bank Merger Agreement will terminate and the Bank Merger and the other transactions contemplated by this Bank Merger Agreement will be abandoned if, at any time prior to the Effective Time of the Bank Merger, CMS Bank and Putnam agree in writing to terminate this Bank Merger Agreement.

[Signatures on next page.]

In accordance with the procedures set forth in the Banking Law and other applicable law, Putnam and CMS Bank have caused this Bank Merger Agreement to be executed by their duly authorized representatives on the date indicated.

PUTNAM COUNTY SAVINGS BANK

ATTEST:

By:		By:
Name:	Joseph D. Roberto	Name:
Title:	President and Chief Executive Officer	Title:

CMS BANK

ATTEST:

By:		By:
Name:	John Ritacco	Name:
Title:	President and Chief Executive Officer	Title:

[Signature Page to Bank Merger Agreement]

EXHIBIT C

FORM OF VOTING AGREEMENT

            , 2014

Putnam County Savings Bank

Board of Trustees

2477 Route 6

Brewster, New York 10509

Ladies and Gentlemen:

Putnam County Savings Bank (“Putnam”) and Putnam County Acquisition Corporation (“Acquisition Corporation”) have entered into an Agreement and Plan of Merger with CMS Bancorp, Inc. (“CMS Bancorp”) and CMS Bank (“CMS Bank”) dated as of September 25, 2014 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) CMS Bancorp will merge with and into Acquisition Corporation, with CMS Bancorp as the surviving entity (the “Merger”), immediately following the Merger, CMS Bancorp will merge with and into Putnam, with Putnam as the surviving bank (the “Holding Company Merger”), and immediately following the Holding Company Merger, CMS Bank will merge with and into Putnam, with Putnam as the surviving bank (the “Bank Merger”); and (b) shareholders of CMS Bancorp will receive the Merger Consideration as defined in the Merger Agreement.

Putnam has requested, as a condition to its execution and delivery to CMS Bancorp of the Merger Agreement, that the undersigned, being directors and executive officers of CMS Bancorp, execute and deliver to Putnam this Letter Agreement.

Each of the undersigned, in order to induce Putnam to execute and deliver to CMS Bancorp the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of shareholders of CMS Bancorp called to vote for approval of the Merger so that all shares of common stock of CMS Bancorp over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of CMS Bancorp), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving CMS Bancorp, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CMS Bancorp, to approve or adopt the Merger Agreement;

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(c) Agrees not to sell, transfer or otherwise dispose of any common stock of CMS Bancorp on or prior to the date of the meeting of CMS Bancorp shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Code, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement; and

(d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

Nothing in this Letter Agreement shall be construed to prevent the undersigned from exercising his/her fiduciary obligations as a Director of CMS Bancorp in the event of a Superior Proposal as set forth in the Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

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The undersigned intend to be legally bound hereby.

Sincerely,

Name, Title

Accepted and agreed to as of

the date first above written:

Putnam County Savings Bank

Joseph D. Roberto

President and Chief Executive Officer

[Signature Page to Voting Agreement]

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